Exhibit T3D.2



                                            NOT FOR PUBLICATION

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - - - - - x

     In re                            : Chapter 11 Case Nos.
                                        92 B 42698
OLYMPIA & YORK REALTY CORP., et al.,  :
                                        (Jointly Administered)
                    Debtors.          :

- - - - - - - - - - - - - - - - - - - x



            FINDINGS OF FACT AND CONCLUSIONS OF LAW
      FOR THE THIRD AMENDED JOINT PLAN OF REORGANIZATION
           FOR THE DEBTORS DATED SEPTEMBER 12, 1996
           UNDER CHAPTER 11 OF THE BANKRUPTCY CODE



                                             September 20, 1996
                                             New York, New York

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - - - - - x

      In re                                  : Chapter 11 Case Nos.
                                                92 B 42698
OLYMPIA & YORK REALTY CORP., et al.,  :
                                                (Jointly Administered)
                        Debtors.             :

- - - - - - - - - - - - - - - - - - - x



                  FINDINGS OF FACT AND CONCLUSIONS OF LAW
            FOR THE THIRD AMENDED JOINT PLAN OF REORGANIZATION
                 FOR THE DEBTORS DATED SEPTEMBER 12, 1996
                  UNDER CHAPTER 11 OF THE BANKRUPTCY CODE


                               INTRODUCTION


            On September 11 and 12, 1996, the Bankruptcy Court for the Southern District of New York held a hearing (the "Con-firmation Hearing") to consider confirmation of the Third Amended Joint Plan of Reorganization for the Debtors1 under chapter 11 of the United States Bankruptcy Code dated September 12, 1996, (the "Plan"), proposed by the Debtors, CIBC, Citibank, BPHI, Carena and Dragon (each a "Plan Proponent" and, collectively, the "Plan Proponents").

            The Court has reviewed and considered the Plan, the Affidavit of Joel M. Simon, dated September 10, 1996 (the











_________________________
1 All capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in either the Plan or the 970 Plan, as applicable.

"Simon Affidavit"), the Affidavit of John E. Zuccotti, dated September 9, 1996 (the "Zuccotti Affidavit"), the Affidavit of Patrick Ahern, dated September 9, 1996 (the "Ahern Affidavit"), the Affidavit of John Moore, dated September 11, 1996 (the "Moore Affidavit"), the Affidavit of John Stevenson, an officer of Georgeson & Company Inc. ("Georgeson"), dated September 10, 1996 (the "Stevenson Affidavit), the Affidavit of Edward Beisner, dated September 9, 1996 (the "Beisner Affidavit"), the Affidavits of Edwin Nordholm, dated September 11, 1996 (the "Nordholm Affidavits"), the Affidavit of Corinne Ball, dated September 9, 1996 (the "Ball Affidavit"), the Affidavit of Richard Beltram, dated September 9, 1996 (the "Beltram Affida-vit"), as well as the testimony proffered and adduced and the exhibits admitted into evidence at the Confirmation Hearing, and the arguments of counsel presented at the Confirmation Hearing. The Court has also considered all of the objections to confirmation of the Plan filed by creditors and other par-ties in interest.

            This Court is familiar with the Plan and other rele-vant factors affecting the Debtors' Reorganization Cases and at the Plan Proponents' unopposed request, it has taken judicial notice of the entire record of these Reorganization Cases since each respective Petition Date, including, but not limited to, all pleadings filed by the Debtors and other parties in inter-est and all documentary evidence and testimony presented by the Debtors in these Reorganization Cases before this Court. In particular, this Court has taken judicial notice of (i) the orders entered by this Court on February 28, March 26, April 23 and May 9, 1996 establishing various bar dates for filing
Claims against and Equity Interests in the Debtors' estates,
(ii) the orders dated April 23 and May 20, 1996 establishing various dates in connection with approval of the Debtors' Dis-closure Statement and confirmation of the Plan, (iii) the order dated August 9, 1996 approving the Debtors' Disclosure State-ment, (iv) the orders regarding allowance for voting and dis-tributions purposes of various Claims against and Equity Inter-ests in the Debtors, and (v) the orders entered by this Court pursuant to the O&Y Voting Stipulations (as hereinafter defined). Based upon the entire record, the Court now finds and determines that the Plan should be confirmed.

            At the close of the Confirmation Hearing, the Court requested interested parties to submit proposed Findings of Fact and Conclusions of Law respecting the Plan. Only the Plan Proponents did so. By Notice of Presentment dated September 17, 1996 and returnable September 20, 1996, which was served on all interested parties entitled to notice thereof, they submitted their Proposed Findings of Fact and Conclusions of Law in support of the Confirmation Order. In accordance with the Notice of Presentment, objections, if any, to their pro-posed findings of fact and conclusions of law were to be filed on or before September 19, 1996 at 5:00 p.m. No objections, timely or othrwise, have been filed. We do not blindly accept the proferred findings of fact and conclusions of law. Rather, we have independently reviewed all matters raised during the Confirmation Hearing in light of the evidence of record and applicable law. See St. Clare's Hospital and Health Center v. Insurance Company of North America (In re St. Clare's Hospital and Health Center), 934 F.2d 15, 17 (2d Cir. 1991) (citing United States v. El Paso Natural Gas Co., 376 U.S. 651, 656
(1964)).


                             FINDINGS OF FACT


            In accordance with Bankruptcy Rules 7052 and 9014, the Court makes the following findings of fact and conclusions of law in support of confirmation of the Plan (collectively, the "Findings of Fact").

                                    I.


                                BACKGROUND


            1. On May 14, 1992, OYDL and four of its Canadian subsidiaries, Realty Corp., Equity Canada, Devco Canada and SF Holdings (collectively, the "Canadian Debtors"), each filed with this Court a voluntary petition for relief under chapter
11 of the Bankruptcy Code (the "Original Cases"). On March 12, 1993, this Court entered an order dismissing the chapter 11 case of OYDL. (Canadian Debtors' Chapter 11 Petitions; Realty Corp. Docket No. 273).2

            2. On July 18, 1995, Olympia & York World Financial Center Finance Corp. ("WFC Finco") filed with this Court a vol-untary petition for relief under chapter 11 of the Bankruptcy Code. (WFC Finco Chapter 11 Petition; WFC Finco Docket No. 1).

            3. On October 11, 1995, Devco GP, Devco, Equity GP, Equityco, OYREUSA, Baden, U.S. Finco, Tower A Co., 245 Holding
LP, 245 Corp. and Tower Corp. (collectively, the "U.S.


















_________________________
2 All citations to the Realty Corp. Docket shall refer to the docket in the jointly administered chapter 11 cases captioned In re Olympia & York Realty Corp., et al., Chap-ter 11 Case No. 92 B 42698 (JLG).

Debtors") each filed with this Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code. (U.S. Debtors'
Chapter 11 Petitions).

            4.    On November   , 1995, Chicago-Superior Associ-
ates ("Chicago-Superior") filed with this Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code.3 (Chicago-Superior Chapter 11 Petition; Realty Corp. Docket
No. 1).

            5. On November 9, 1995, Devco-11601-A, L.P. and Devco 11601-B, L.P., and on June 12, 1996, 11601 Holding Corp. (collectively, the "Wilshire Debtors"), each filed with this Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code.4 (Wilshire Debtors' Chapter 11 Petitions).

            6. On January 10, 1996, Tower B Leaseco filed a voluntary petition for relief under chapter 11 of the Bank-ruptcy Code. (Tower B Leaseco Chapter 11 Petition; Realty
Corp. Docket No. 1).

            7.    On April 23, 1996, O&Y Finco, 245 Park Co., OLP
Co., Liberty Plaza Co. and Trinity Place Co. (collectively, the



















_________________________
3     Chicago-Superior is not a Plan Proponent.

4     The Wilshire Debtors are not Plan Proponents.

"Additional Debtors"), each filed with this Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code.
(Additional Debtors' Chapter 11 Petitions; Realty Corp. Docket
No. 1).

            8. On April 23, 1996, O&Y NY Building Corp. and Equityco filed involuntary petitions for relief against each of 237 Park Avenue Associates, L.L.C. and 1290 Associates, L.L.C. (the "970 Debtors") under chapter 11 of the Bankruptcy Code.
On April 25, 1996, each of the 970 Debtors consented to the commencement of the respective chapter 11 cases and orders for relief were entered in connection therewith. (970 Debtors' Chapter 11 Petitions; 970 Debtors' Docket Nos. 2).

            9. On April 24, 1996, Olympia & York Tower B Com-pany ("Tower B Co.") filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code.5 (Tower B Co. Chapter
11 Petition; Tower B Co. Docket No. 1).

            10. Each of the Debtors and the other chapter 11 debtors referenced above continues to operate its business and




















_________________________
5     A separate chapter 11 Plan for WFC Finco and Tower B Co.
      (the "Tower B Co. Plan") was filed on June 28, 1996. A hearing to consider confirmation of the Tower B Co. Plan took place on September 11 and 12, 1996.

manage its properties as a debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

            11. By orders dated May 15, 1992, October 11, 1995 and April 23, 1996, the Debtors' chapter 11 cases have been consolidated for procedural purposes only pursuant to Bank-ruptcy Rule 1015(b). (Orders dated May 15, 1992, October 11, 1995 and April 23, 1996; Realty Corp. Docket Nos. 3, 665, and
1133).6

            12. The business of the Debtors principally consists of (i) owning, operating and managing large first-class commer-cial office buildings located in major cities of the United
States through Devco, Equityco, Devco GP and Equity GP and sub-sidiaries thereof and (ii) owning and operating other commer-cial real estate located throughout the United States through OYREUSA and Baden and their wholly-owned subsidiaries. (U.S. Debtors' Chapter 11 Petitions).

            13. On October 24, 1995, the United States Trustee for the Southern District of New York (the "United States Trus-tee") appointed an official committee of unsecured creditors in




















_________________________
6     The chapter 11 cases of the Wilshire Debtors, Tower B Co.,
      WFC Finco, and the 970 Debtors have not been procedurally consolidated with the chapter 11 cases of the Debtors.

the chapter 11 cases of the U.S. Debtors (the "Creditors' Com-mittee") pursuant to section 1102(a) of the Bankruptcy Code, which order of appointment has been amended from time to time.
(Realty Corp. Docket Nos. 703 and 709).

            14. No trustee has been appointed in any of the Debtors' Reorganization Cases.

            15. Examiner and Protocol. By order dated May 28, 1993, this Court approved the appointment of Cyrus R. Vance, Esq. as an examiner (the "Examiner") in the chapter 11 cases of the Canadian Debtors to develop and implement a protocol to "harmonize the Canadian and U.S. proceedings" and comply with "the corporate governance provisions of the CCAA Plan while striking a balance necessary to achieve a Board of Directors that will be able to function independently" in the governance of the Canadian Debtors and their subsidiaries, including O&Y (U.S.). (Disclosure Statement, Article IV).

            16. By order dated July 15, 1993, this Court approved and directed the implementation of the corporate gov-ernance protocol (the "Protocol") proposed by the Examiner. On July 26, 1993, the Canadian Court entered an order approving the Protocol. (Id.; Realty Corp. Docket No. 366). The Proto-col provides for the reconstitution of the boards of directors of each of the four Canadian Debtors, Devco GP, Equity GP and OYREUSA (collectively, the "Protocol Corporations") as a nine-person board which was to include the Chief Executive Officer of O&Y (U.S.) (at the time, and currently, John E. Zuccotti) and Coopers & Lybrand OYDL, Inc. (at the time, and through May 28, 1996, Robert E. Lowe), as well as seven inde-pendent directors of prominence with substantial experience in the real estate business (the "Independent Board").

            17. By various orders of this Court, the tenure of the Examiner has been extended several times through September 30, 1996. (Realty Corp. Docket No. 1612). In addition, the Examiner was appointed to serve in the chapter 11 cases of the U.S. Debtors, Chicago-Superior, the Wilshire Debtors, Tower B Leaseco, the Additional Debtors, the 970 Debtors, WFC Finco, and Tower B Co. [Realty Corp. Docket No.; Wilshire Debtors Docket No. 127; 970 Debtors Docket No. 63; WFC Finco Docket No. 101; Tower B Co. Docket No. 34).

            18. The Examiner has played an active and contruc-tive role in the Debtors' Reorganization Cases. (Zuccotti
Affidavit, | 14).

            19. The Independent Board was impaneled to direct the business activities of the Protocol Corporations. The

Protocol continues to be the governing document for all actions taken by the Independent Board. (Disclosures Statement at Article IV).

            20. The original nine members of the Independent Board were: John E. Zuccotti, Robert Lowe (the Chief Executive Officer of Coopers & Lybrand OYDL, Inc.), Richard Shinn, John Whitehead, Willard Butcher, Frederick Rose, William Davis, William Hassett and Richard Ravitch (collectively, the "Direc-tors"), each distinguished, experienced and found by this Court to be disinterested under law applicable to directors of com-panies. (Zuccotti Affidavit, | _)

            21. Among other things, the Protocol established important indemnity protections and immunity provisions for the Directors and certain senior officers of O&Y (U.S.). In addi-tion to John E. Zuccotti, the officers protected by the indem-nification and immunity provisions are Joel M. Simon, Myron S. Frucher, John A. Moore, David G. King, Jr., Thomas Falus, Gerald Lieberman, and former officers Gerald D. Kelfer and Camille Douglas (the "Protocol Officers"). (Zuccotti Affida-vit, | 18). In particular, Section 3 of the Protocol provided for agreements (the "Indemnification Agreements") indemnifying the Directors and Protocol Officers from, among other things and subject to immaterial exceptions, all costs and other lia-bilities incurred in connection with any proceedings or threat-ened proceedings involving the Directors and Protocol Officers in their capacities as such form the effective date of the Pro-tocol until the Protocol Corporations are reorganized under chapter 11 or their chapter 11 cases and converted to cases under chapter 7. (Zuccotti Affidavit, | 19).

            22. Pursuant to the Protocol and Indemnification Agreements executed in a form substantially similar to that which is annexed to the Protocol, a pledge account (the "Pledge Account") was established with $16 million of funds of SF Hold-ings to secure the obligations of the entities of the U.S. Operations that were signatories to the Indemnification Agree-ments (Realty Corp., SF Holdings, Devco Canada, Devco GP, Equity Canada, Equity GP, and OYREUSA). (Zuccotti Affidavit,
| 20).

            23. A pledge agreement substantially similar to that which is annexed to the Protocol and referenced in Section 3(g) of the Protocol (the "Pledge Agreement") established, among other things, the terms and conditions of the Pledge Account, including the terms for the application of funds from that account. In particular, Section 5 of the Pledge Agreement provides that the funds held in the Pledge Account shall remain there until released to satisfy obligations to indemnify the Directors and Protocol Officers or until they are released to SF Holdings upon satisfaction of certain conditions. (Zuccotti Affidavit, | 21).

            24. Under the Pledge Agreement, the funds held in the Pledge Account may be released to SF Holdings (or its suc-cessor) only upon receipt by the pledge agent of a written notice signed by SF Holdings and all the Directors and Protocol Officers averring, and accompanied by evidence reasonably sat-isfactory to the pledge agent to the effect, that either (i) plans of reorganization for all of the Protocol Corporations have been substantially consummated under chapter 11, which plans provide, on terms reasonably satisfactory to all the Directors and Protocol Officers, for (A) the settlement or other reasonably satisfactory resolution of all pending pro-ceedings against any of the Directors or Protocol Officers that are covered by the Indemnification Agreements, (B) a release of any and all Claims against any of the Directors or Protocol Officers that are covered by the Indemnification Agreements and
(C) an injunction against the commencement by any non-governmental agency of any action, suit or proceeding against any of the Directors and Protocol Officers that are covered by the Indemnification Agreements or (ii) all of the following shall have occurred: (A) as to each of the Protocol Corporations, a plan of reorganization under chapter 11 has been substantially consummated or its chapter 11 case has been converted to a case under chapter 7, (B) no proceeding that is covered by the Indemnification Agreements is pending against any Director or Protocol Officer or any such proceeding has been settled or otherwise resolved in a satisfactory manner, and (C) the applicable statute of limitations in respect of the commencement against any Director or Protocol Officer of any proceeding that is covered by the Indemnification Agreements shall have been expired. Under current circumstances, the con-ditions described in clause (ii) of the immediately preceding sentence could not occur until, at the earliest, late in the year 2002. (Zuccotti Affidavit, | 22).

            25. In addition to providing for the indemnification of the Directors and Protocol Officers, Section 3 of the Proto-col provided the Directors and Protocol Officers with certain immunities from liabilities that might otherwise attach to them in their official capacities, and provided for the Protocol Corporations, Coopers & Lybrand OYDL, Inc. and certain credi-tors to execute covenants not to sue the Directors, the Proto-col Officers, and 13 additional, identified officers of O&Y

(U.S.). In approving the Protocol, the Bankruptcy Court also issued an injunction barring any party in interest from com-mencing any proceeding in any court other than the Bankruptcy Court or the Ontario Court of Justice against any director or Protocol Officer "in connection with [the] performance of their roles in the management of the U.S. Operations." (Zuccotti Affidavit, | 23).

            26. The protections incorporated in the Protocol were an essential element in inducing the Directors and Proto-col Officers to provide their experience and expertise for the benefit of the U.S. Operations. (Zuccotti Affidavit, | 24). Such protections were and continue to be critical conditions to the service of the Directors and Protocol Officers. (Id.). Indeed, when this Court approved the Protocol in its entirety, it specifically ordered that, as set forth in the Protocol, the Indemnification Agreements and covenants not to sue be executed and that the Directors and Protocol Officers have the specified protections from liability. (Order Approving Protocol; Realty Corp. Docket No. 1158). In addition, the Court specifically approved the pledge of $16 millions of funds held by SF Hold-ings to secure the obligations under the Indemnification Agree-ments in the manner and to the extent set forth in the Protocol and exhibits annexed thereto. (Zuccotti Affidavit, | 24).

            27. From the time that the Protocol was approved, the Debtors, Directors, Protocol Officers, creditors, partners and other parties in interest in the Reorganization Cases -- including virtually all of the major parties in interest -- have relied upon the Protocol as the framework for pursuing the restructuring of the U.S. Operations. The Protocol has been critical in ensuring that the restructuring of the U.S. Opera-tions would be in the overall best interest of all the credi-tors and other constituents of the U.S. Operations and has allowed the Directors and senior officers who have in good faith based upon the exercise of their independent business judgment, without risk or incurring personal liability at every turn. (Zuccotti Affidavit, | 25).

            28. Critical Events in these Cases Relating to the Plan. Together with their petitions, the U.S. Debtors filed a detailed plan proposal which would effect a reorganization of the Debtors around seven "core properties" located in Manhat-tan, one in Boston, any possibly two other properties premised upon: (i) total settlements with partners in the various "core properties"; (ii) a substantial cash infusion (in the form of equity or debt); and (iii) a conversion of debt to equity by
secured and unsecured creditors.   This plan proposal was
endorsed by BPHI, a partner in the Towers A, B and D of the

World Financial Center, Citibank, CIBC and Dragon, all signifi-cant creditors. It was not endorsed by a significant secured creditor group led by Apollo, which group included Coopers & Lybrand OYDL, Inc. (the "Apollo Group"). Following several months on intense and bitter litigation between the Apollo Group on the one hand, and the group led by BPHI and the Debt-ors on the other, regarding the Debtors' exclusivity and the authority of the Independent Board under the Protocol to take certain actions, the Examiner was director to explore whether a negotiated resolution was achievable. The situation advance in parallel paths of intensive negotiating sessions and continuing litigation. A resolution emerged in the form of the January 12th Settlement Agreement, which, among other things, led to the surrender of two "core properties" located in Manhattan (the "970 Buildings") to the control of the Apollo Group. As a result, a separate plan of reorganization for the Debtors' affiliates that own the 970 Buildings (the "970 Plan") is the subject of a concurrent confirmation hearing.

            29. Based upon the value of the U.S. Operations and the value of the Debtors' unencumbered assets, management and the Independent Board did not believe that a liquidation would provide a recovery to anyone other than certain senior secured creditors.

            30. Scheduling Orders. The Plan and Disclosure Statement were originally filed on April 23, 1996. On April 23, 1996, this Court entered a scheduling order (the "April 23 Scheduling Order") which (1) fixed the hearing to consider approval of the Debtors' Disclosure Statement for May 20, 1996,
(2) fixed May 13, 1996 as the last day to file objections to the Disclosure Statement, (3) fixed May 10, 1996 as the last day by which any party in interest may file objections to Claims or Equity Interests for purposes of accepting or reject-ing the Plan, (4) fixed May 23, 1996 as the last day for credi-tors or Equity Interest holders to file motions for temporary allowance of such Claims or interests for purposes of accepting or rejecting the plan ("Temporary Allowance Motions"),
(5) fixed June 4, 1996 and June 5, 1996 as the dates on which hearing would be held to consider Temporary Allowance Motions,
(6) fixed June 19, 1996 as the date by which votes to accept or reject the Plan must be submitted (the "Voting Deadline"),
(7) fixed the Confirmation Hearing for June 24, 1996, (8) fixed June 5, 1996 as the last day to file objections to confirmation of the Plan, (9) fixed May 13, 1996 as the last day for all Entities to file requests for discovery in connection with approval of the Disclosure Statement or confirmation of the Plan ("Discovery Requests"), (10) fixed May 13 and 20, 1996 as the dates on which status conferences would be held to consider all Discovery Requests, and (11) approved of the form and man-ner of notice of the foregoing, including providing notice of the foregoing by publishing a notice of such dates in each of the international edition of The Wall Street Journal, the national edition of The New York Times, The Los Angeles Times, and The Toronto Globe and Mail twice during the week of May 5, 1996. (Realty Corp. Docket No. 1853).

            31. The Debtors complied in all respects with the April 23 Scheduling Order. (Affidavits of Publication; Affida-vits of Service; Realty Corp. Docket No. 1192).

            32. On May 23, 1996, this Court entered a supplemen-tal scheduling order (the "May 23 Scheduling Order"), which amended and supplemented the April 23 Scheduling Order and (1) fixed the hearing to consider approval of the Debtors' Disclo-sure Statement for June 6, 1996, (2) fixed May 30, 1996 as the last day for all parties in interest to file any objections to Claims or Equity Interests filed against any of the Additional Debtors, (3) fixed June 10, 1996 as the date by which parties must file motions for temporary allowance of Claims or Equity Interests filed against the Additional Debtors (the "Additional Debtors' Temporary Allowance Motions"), (4) fixed June 17 as the date to consider the Temporary Allowance Motions and the Additional Debtors' Temporary Allowance Motions, (5) fixed May
13, 1996 as the last day to file objections to the Disclosure Statement, (6) fixed July 1, 1996 as the last to file objec-tions to the Plan, (7) fixed July 16, 1996 as the last day to file responses to objections to the Plan, (8) fixed July 15, 1996 as the Voting Deadline, (9) fixed the Confirmation Hearing for July 22, 1996, and (10) approved of the form and manner of notice of the foregoing. (Realty Corp. Docket No. 1430).

            33. The Debtors complied in all respects with the May 23 Scheduling Order. (Affidavits of Service; Realty Corp.
Docket No.)

            34.   Discovery regarding the Plan and Disclosure
Statement commenced in May 1996, encompassing substantial docu-ment production and numerous depositions. (Simon Affidavit, | 13)

            35. The First Amended Plan and the amended Disclo-sure Statement relating thereto were filed with the Bankruptcy Court on August 2, 1996. The Second Amended Plan (the "Second Amended Plan") and the amended Disclosure Statement relating thereto were filed with the Bankruptcy Court on August 9, 1996. A motion to approve certain Plan modifications (the "Plan

Modification Motion") was filed with the Bankruptcy Court on August 30, 1996. (Plan; Realty Corp. Docket No. 1817). Addi-tional, limited modifications to the Plan were proposed at the Confirmation Hearing. A hearing to consider the Plan Modifica-tion Motion was held on September 12, 1996, and the Plan Modification Motion was granted on such date.

            36. On August 9, 1996, after a hearing held on August 9, 1996, at which time unresolved objections were con-sidered, the Court overruled such objections and found, among other things, that (a) sufficient and timely notice of such hearings was given in accordance with the Bankruptcy Rules and orders of this Court, and (b) based upon the information con-tained in the Disclosure Statement, the Disclosure Statement, including a cover letter to the Disclosure Statement from the Committee (the "Committee Letter"), contained "adequate infor-mation" pursuant to section 1125 of the Bankruptcy Code. On the same date, the Court entered an order which, among things, approved the Disclosure Statement (the "Disclosure Statement Order"). (Disclosure Statement Order; Realty Corp Docket No.
1714).

            37. The Disclosure Statement Order authorized and directed the Debtors to serve or cause to be served by hand delivery (to those persons located in New York City) and over-night delivery (to all other persons referenced below) no later than August 16, 1996 a copy of the notice of the confirmation hearing and other related dates (the "Confirmation Notice"), the Disclosure Statement and all exhibits and attachments thereto, and the Plan without exhibits (collectively, the "Dis-closure Package"), to the persons or Entities listed on the service lists annexed to the Disclosure Statement Order as (A) Exhibit "D", unless such person or Entity was otherwise to receive a Solicitation Package (as hereinafter defined) pursu-ant to the Disclosure Statement Order, which list was compiled from and comprised of (i) all persons or Entities that have filed proofs of Claim or Equity Interests with the Court on or before the Record Date, (ii) all person or Entities listed in the Schedules and lists of Equity Interest holders and all amendments thereto through the Record Date, which Claims or Equity Interests are not scheduled as disputed, contingent or unliquidated, (iii) all other known holders of record of Claims against or Equity Interests in the Debtors, if any, as of the Record Date, (iv) all parties in interest that have filed a notice pursuant to Bankruptcy Rule 2002 in the Debtors' chapter 11 cases on or before the Record Date, and (v) the Abbreviated Service List (as defined in the Disclosure Statement Order);

and (B) Exhibit "E", which list was compiled from and comprised of those Entities listed on the Bankruptcy Rule 2019 Statement of Millbank, Tweed, Hadley & McCloy as counsel for the Tower B Noteholders dated April 25, 1996, and contained a list of all Tower B Noteholders and was provided to the Debtors by counsel for the Tower B Noteholders. (Disclosure Statement Order; Id.).

            38. In accordance with the Disclosure Statement Order, the Debtors served copies of the Disclosure Packages on each of the Entities entitled to receive such packages, includ-ing, without limitation, the Tower B Noteholders, pursuant to the Disclosure Statement Order. (Affidavits of Service dated September 11, 1996; Realty Corp. Docket No. 1874-1890).

            39. The Disclosure Statement Order authorized and directed the Debtors to serve or cause to be served by hand delivery (to those person located in New York City) and over-night delivery (to all other persons) no later than August 16, 1996 to the persons or Entities on the service list annexed to the Disclosure Statement Order as Exhibit "F", which list was compiled from and comprised of the holders of all Claims and Equity Interests that are entitled to vote on the Plan as spec-ified in the Disclosure Statement Order in accordance with

Bankruptcy Rule 3018(a), (i) the Confirmation Notice, (ii) the Disclosure Statement and all exhibits and attachments thereto,
(iii) the Plan (without exhibits), (iv) an appropriate form of Ballot and pre-addressed return envelope, and (v) the Committee Letter (collectively, a "Solicitation Package"); provided, how-ever, that Solicitation Packages for holders of Claims against or Equity Interests in any Debtor placed within a class under the Plan that is deemed to accept or reject the Plan under sec-tion 1126(f) or 1126(g) of the Bankruptcy Code did not have to include a Ballot and a Ballot return envelope.

            40. In accordance with the Disclosure Statement Order, the Debtors served copies of the Solicitation Packages on each of the Entities entitled to receive such packages pur-suant to the Disclosure Statement Order. (Affidavits of Ser-vice dated September 11, 1996; Realty Corp. Docket No. 1874-1890).

            41. The Disclosure Statement Order established August 9, 1996 as the record date for determining the Equity Interest holders and holders of Claims who may vote to accept or reject the Plan. (Disclosure Statement Order; Realty Corp. Docket No. 1714).

            42. The Disclosure Statement Order required the Debtors to publish the Confirmation Notice once during the weeks of August 12 and August 19, 1996 in each of the following publications: The Wall Street Journal (international edition), The New York Times (national edition), The Los Angeles Times, and The Toronto Globe and Mail. (Id.)

            43. The Debtors complied with the publication requirements of the Disclosure Statement Order. (Affidavits of Publication dated September 9, 1996; Realty Corp. Docket No.
1853).

            44. The Disclosure Statement Order fixed September 4, 1996 at 5:00 p.m. Eastern Daylight Time, unless otherwise agreed to by the Debtors, as the time and date by which all Ballots must be completed, executed, marked and received by the Debtors' vote tabulation agent, Georgeson, in order to be counted as acceptances or rejections of the Plan. (Disclosure Statement Order; Realty Corp. Docket No. 1714).

            45. The Debtors extended the Voting Deadline for the following Entities (collectively, the "Extended Voting Deadline
Creditors"):  (i) Sanwa, (ii) OYDL, (iii) Aetna, (iv) DKB,
(v) Toronto Dominion Bank, (vi) The Bank of Nova Scotia, (vii)

JMB, (viii) holders of Claims in Tower A Co. Class 4, Tower B Leaseco Class 3, Consolidated 245 Class 6 and Consolidated Devco Class 10, (ix) Bank Leumi, (x) Svenska Handelsbanken and
(xi) the City and State of New York. (Ball Affidavit, | 7). The Extended Voting Deadline Creditors that timely cast their Ballots prior to the expiration of such agreed-upon extensions each voted such Ballots to accept the Plan. (Stevenson Affida-vit, | 30).

            46. The Disclosure Statement Order fixed September 11, 1996 at 2:00 p.m. and continuing on September 12, 1996 at 10:00 a.m. as the time and date for the Confirmation Hearing. (Disclosure Statement Order; Realty Corp. Docket No. 1714).

            47. The Disclosure Statement Order fixed August 28, 1996 as the last day for creditors and other parties in inter-est to file objections to confirmation of the Plan. (Id.).
The Debtors also granted Sanwa, Aetna, DKB, OYDL and certain Affiliates, the City of New York and the State of New York extensions of the deadline for filing objections to confirma-tion of the Plan. (Ball Affidavit, | 8). None of such parties filed objections to confirmation of the Plan prior to the agreed-upon extensions.

            48. The Debtors received copies of five (5) objec-tions to confirmation of the Plan from the following Entities on or before August 29, 1996: (i) Kenneth D. Laub & Company, Inc. ("Laub"), (ii) Svenska Handelsbanken, (iii) Henry
Rodstein, H.R. Mortgage & Realty, American Network Realty
Estate and Edward Renzulli, (collectively, "Rodstein") (iv) Samuel and Elization Bays, Martin A. Berezin, Lucille G. Cline, Jack and Charlotte Dunkless, Richard and Cecilia Newman,
Malcolm and Ruth Rosenblatt, Betty Saunders, William and Edna Sbordon, John D. and Margaret A. Short, Carol L. Stolberg and Susan S. Howe, and Susan Needleman, as Trustee of the R/M Perkins Nominee Trust (the "Bays Plaintiffs"), and (v) The United States of America (the "United States Government"). In addition, on or about August 31, 1996, the Debtors received an objections to confirmation of the Plan from the United States Trustee.

            49. At the Confirmation Hearing, the Court overruled the objections of each of Rodstein and the Bays Plaintiffs.
The objection filed by Svenska Handelsbanken was withdrawn prior to the conclusion of the Confirmation Hearing based upon the agreement reached with Svenska Handelsbanken as reflected in the Plan Modifications (as hereinafter defined). The objec-tion filed by the United States Government was resolved at the

Confirmation Hearing based upon an agreement reached between the Debtors, the 970 Debtors, Tower B Co. and WFC Finco and the United States Government regarding certain of the release pro-visions. The terms of the agreement reached between such par-ties are reflected in these Findings of Fact and the Confirma-tion Order. The Objection filed by the United States Trustee was withdrawn prior to or at the Confirmation Hearing based on the fact that no holders of Claims or Equity Interests rejected the Plan. Laub's objection to the feasibility of the Plan was withdrawn at the Confirmation Hearing based upon an agreement reached between Debtor, Tower B Co. and Laub. The balance of Laub's objection was overruled.

            50. The Disclosure Statement Order fixed September 6, 1996 as the last day for the Debtors and other parties in interest to file responses to objections to confirmation of the Plan. (Id.). Due to extensions given to certain parties of the time to object to confirmation of the Plan, the Debtors sought and received from each of the objecting parties an extension of the time to file a response until Monday, Septem-ber 9, 1996. In accordance with that understanding, the Debt-ors filed a memorandum of law in support of confirmation of the Plan which incorporates responses to the various objections to confirmation of the Plan. (Realty Corp. Docket No. 1872).

            51. Newco/970 Plan. The Plan is premised upon the reorganization of the Debtors' estates around six (6) Core Properties. The Core Properties consist of five (5) commercial office buildings located in New York City -- Towers A, B and D of the World Financial Center, One Liberty Plaza, and 245 Park Avenue -- and 53 State Street located in Boston, Massachusetts.
(Plan). In the aggregate, the Core Properties have over 9.7 million rentable square feet, generate in excess of $400 mil-lion annual revenues, and serve as the headquarters of certain of the world's leading financial institutions, such as Merrill Lynch, Bear Stearns & Company, Inc., Oppenheimer & Co., Inc., and Nomura Securities. (Simon Affidavit, | 7).

            52. The 970 Plan is premised upon the reorganization of two commercial office buildings -- 237 Park Avenue and 1290 Avenue of the Americas -- each located in New York City (the
"970 Buildings"). The 970 Buildings contain in the aggregate over 3 million rentable square feet. (Disclosure Statement, Section 4(a) and 4(b)).

            53. The successful reorganization of Newco LP as a solvent, economically viable entity is dependent upon (a) the contribution by BPHI and JMB of their minority partnership interests in four of the six Core Properties, (b) the

Co-Proponents' Capital Infusion of $75,000,000, and (c) the Debtors' refinancing of their interests in two of the towers in the World Financial Center, using the proceeds to pay creditors under the Newco Plan and the Tower B Co. Plan. (Simon Affida-vit, | 8). The Debtors have worked hard and have expended sub-stantial resources in pursuing the foregoing financial accommo-dations as conditions to a successful reorganization. The direct beneficiaries of such financial accommodations and the resultant reorganization are the creditors of the Debtors. (Simon Affidavit, | 9).

            54. Financings. Pursuant to the Tower D Financing (as defined herein), the Debtors will raise approximately $440,000,000. Pursuant to the refinancing of the obligations relating to Tower B of the World Financial Center (the "Tower B Financing" and together with the Tower D Financing, the "Plan Financings"), the Debtors will raise approximately
$835,000,000. The Plan Financings are critical to confirmation of the Plan and provide needed Cash to help fund payments under the Plan. (Simon Affidavit, | 10).

            55. The Co-Proponents' Capital Infusion will be used to, among other things, repay any outstanding obligations under the DIP Loan, which loan was approved by this Court by the DIP
Order.  (Original DIP Order; Realty Corp. Docket No. 1539).

            56. Administrative Bar Date. On September 5, 1996, the Debtors, Tower B Co. and WFC Finco fled a motion pursuant ot Bankruptcy Rule 3003(c) setting a final date for filing proofs of Claim against the Debtors, Tower B Co. and WFC Finco for Administrative Expense Claims (the "Administrative Claims
Bar Date Motion"). Pursuant to the Administrative Claims Bar Date Motion, the Debtors, Tower B Co. and WFC Finco requested that the Court fix October 15, 1996 (the "Administrative Claims Bar Date") as the date by which all proofs of Claims for Admin-istrative Expense Claims must be filed against the Debtors, Tower B Co. or WFC Finco or be forever bared from asserting such claims. An order granting the relief requested in the Administrative Claims Bar Date Motion was entered by the Court on September 16, 1996 (the "Administrative Claims Bar Date Order").

            57. In accordance with section 20.1 of the Plan, on September 6, 1996, the Debtors notified each holder of a Claim filed with the Bankruptcy Court with respect to which any of the Debtors disputes liability in whole or in part on such

Claims, that the Debtors dispute liability, in whole or in part, with respect to such Claims.

            58. Solicitation of acceptances or rejections of the Plan or the Tower B Co. Plan and other actions or communica-tions by or on behalf of the Debtors, Tower B Co., WFC Finco, Merrill Lynch, BPHI or their respective Affiliates or represen-tatives in connection with the negotiation, confirmation or consummation of the Plan or the Tower B Co. Plan does not con-stitute a "general solicitation" (within the meaning of Regula-tion D under the Securities Act of 1933) with respect to any securities to be offered or issued pursuant to the ML Lease Securitization (as defined in the Tower B Co. Plan) or other-wise. The offering and issuance of securities pursuant to the Plan or the Tower B Co. Plan (including, without limitation, the equity of the Debtors and the Zero Coupon Notes (as defined in the Tower B Co. Plan)) to holders of Claims or Equity Inter-ests is independent of, and not integrated with, the offering or issuance of any securities pursuant to the ML Lease Securitization (as defined in the Tower B Co. Plan).

                                    II.

                       VOTING AND VOTING PROCEDURES


      Voting Procedures

            1. The Disclosure Statement Order authorized the Debtors' appointment of Georgeson to act as ballot solicitation agent ("Solicitation Agent") and vote tabulation agent ("Tabu-lation Agent"). (Disclosure Statement Order; Realty Corp. Docket No. 1714).

            2. The Debtors received approximately forty (40) returned Disclosure and/or Solicitation Packages. The Debtors attempted to locate correct addresses for each of the returned packages and, when possible, sent such packages to the new address.

            3. In accordance with Local Bankruptcy Rule 3018-1(b), on September 16, 1996, Georgeson provided notice in writing to each holder of a Claim whose election on the Ballot was ineffective that such election was ineffective. (Stevenson Affidavit, | 42).

            4. Following dissemination of the Disclosure State-ment as provided in the Disclosure Statement Order, Georgeson properly assisted the Plan Proponents in soliciting votes for the Plan from the impaired classes of Claims and Equity Inter-ests by answering various questions from holders of Claims and Equity Interests regarding the Plan, with the guidance and advice of the Debtors' counsel, and, together with the Plan Proponents, appropriately solicited the votes of the impaired classes of Claims and Equity Interests in good faith in a man-ner consistent with the Bankruptcy Code. (Stevenson Affidavit, || 7-12, 25 and 26-31).

            5. The Debtors entered into five (5) different vot-ing stipulations which each have been so ordered by the Court
(collectively, the "O&Y Voting Stipulations"):

            a.    Order dated September 4, 1996 with Respect to
                  Voting on Debtors' Plans of Reorganization (the
                  "Intercompany Voting Order");

            b. Stipulation and Order dated September 11, 1996 Allowing Teachers and Insurance Annuity Associa-tion of America to Vote Claims Relating to Tower A Judgment, and (b) Voting Claims Relating to Tower A Judgment as an Acceptance to the Plan (the "TIAA Voting Stipulation");

            c. Stipulation and Order (a) Allowing Coopers & Lybrand OYDL Inc., Coopers & Lybrand Limited, Olympia & York Developments Limited, 656624, Ontario Inc., Olympia & York Contractors Limited and O&Y 25 Realty Company, L.P., to Vote Claims Relating to the Debtors, (b) Voting Such Claims as Acceptances of the Debtors' Plan and
                  (c) Approving the Settlement Among the Debtors, Co-Proponents and O&Y Canada (the "OYDL Settlement");

            d. Stipulation and Order dated September 11, 1996 by and Among the Debtors and Cassandra Mosley Relating to Voting on the Debtors' Plan of Reor-ganization (the "Mosley Voting Stipulation"); and

            e. Stipulation and Order dated September 11, 1996 by and among the Debtors and Minerva Ortiz Relating to Voting on the Debtors' Plan of Reor-ganization (the "Ortiz Voting Stipulation").


The Mosley Voting Stipulation and the Ortiz Voting Stipulation are hereinafter referred to as the "Change Vote Stipulations."
(Realty Corp. Docket No. 1841).

            6.    Pursuant to the Intercompany Voting Order,
(i) all of the Ballots representing Claims by an O&Y Affiliate against one or more of the Debtors ("Intercompany Claims") shall be deemed to have been voted to accept the Plan and the 970 Plan, as the case may be, and (ii) any and all Equity Interests in the Debtors held by an O&Y Affiliate that is enti-tled to vote on the Plan or the 970 Plan, as the case may be ("O&Y Equity Interests"), whether such O&Y Equity Interests are held through a partnership, a corporation or a limited lia-bility company, shall be deemed to have been voted to accept the Plan and the 970 Plan, as the case may be. Furthermore, the Intercompany Voting Order directs that Georgeson count all Ballots on account of all Intercompany Claims and O&Y Equity

Interests as votes to accept the Plan.  (Intercompany Voting
Order; Realty Corp. Docket No. 1857).

            7. Pursuant to the TIAA Voting Stipulation, TIAA is permitted to vote the Tower A Judgment Claims on the Debtors'
Plan in the amount of $79,698,692.38, and the Ballot on account of the TIAA Judgment Claims shall be deemed to have been voted to accept the Plan, and such Ballot shall be deemed to have been received by Georgeson on or prior to September 4, 1996 at 5:00 p.m. (the "Voting Deadline"). (TIAA Voting Stipulation; Realty Corp. Docket No. 1841).

            8. Pursuant to the OYDL Settlement, (i) O&Y Canada (as defined in the OYDL Settlement) is permitted to vote those O&Y Canada Claims (as defined in the OYDL Settlement) set forth on Exhibit A to the OYDL Settlement on the Plan in the amounts set forth thereon, and (ii) the Ballots on account of the O&Y Canada Claims (as defined in the OYDL Settlement) set forth on Exhibit A to the OYDL Settlement shall be deemed to have been voted to accept the Plan, and such Ballots shall be deemed to have been received by Georgeson, on or prior to the Voting Deadline, as extended by agreement of the Debtors. (OYDL Settlement; Realty Corp. Docket No. 1865).

            9. On September 9, 1996, pursuant to Bankruptcy Rule 3018(a), the Debtors filed a motion to give effect to the Change Vote Stipulations. A hearing to consider Bankruptcy Court approval of the Change Vote Stipulations was held on September 11, 1996, and the motion was granted by the Court on that same date. (Mosley Stipulation; Ortiz Stipulation).

            10. Pursuant to the Mosley Stipulation, the Ballots originally cast by Cassandra Mosley in Equity Canada Class 2 and Consolidated Devco Class 10 to reject the Plan are deemed votes to accept the Plan. (Mosley Stipulation; Realty Corp. Docket No. 1876).

            11. Pursuant to the Ortiz Stipulation, the Ballot originally cast by Minerva Ortiz in Tower B Leaseco Class 3 to reject the Plan is deemed a vote to accept the Plan. (Ortiz
Stipulation; Realty Corp;. Docket No. 1898).

            12.   The Court takes judicial notice of the
Intercompany Voting Order, the TIAA Voting Stipulation, the
OYDL Settlement, the Mosley Voting Stipulation, and the Ortiz
Voting Stipulation.

            13. There are no holders of Claims in the following classes: (i) Tower Corp. Classes 3 and 4, (ii) Devco Canada

Class 2, and (iii) Consolidated OLP Class 4 (collectively, the "Eliminated Classes"). Pursuant to section 17.3 of the Plan, the Eliminated Classes are deleted from the Plan for all pur-poses, including for purposes of voting on the Plan and deter-mining acceptance or rejection of the Plan by such classes under section 1129(a)(8) of the Bankruptcy Code. (Stevenson Affidavit, | 22).

            14.   Pursuant to section 1126(g) of the Bankruptcy
Code and sections 14.5 and 16.5 of the Plan, Tower Corp. Class
5 and Tower B Leaseco Class 5 are conclusively deemed to have rejected the Plan. (Plan, Sections 14.5 and 16.5).

            15. Section 17.2 of the Plan identifies each of Con-solidated Devco Class 1, Consolidated Realty Corp. Class 1, SF Holdings Class 1, Devco Canada Class 1, Equity Canada Class 1, Consolidated OLP Class 1, Tower A Co. Class 1, Tower Corp.
Class 1, Consolidated 245 Class 1 and Tower B Leaseco Class 1 as unimpaired, and such classes are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code. (Plan, | 17.2).

            16. In accordance with the Disclosure Statement Order and Local Bankruptcy Rule 3018-1, the Tabulation Agent has made a final determination of the validity of, and tabulation respecting, all acceptances and rejections of the Plan by the impaired classes of Claims and Equity Interests and has submitted to the Court at lease one day prior to the Confirmation Hearing its written report of the results (the "O&Y Voting Tabulation Report"), which report includes the amount and number of Allowed Claims or Allowed Equity Interests of each class accepting or rejecting the Plan, and which report concludes that, after giving effect to the O&Y Voting Stipula-tions, as set forth above, and assuming the conditions to the Conditional Ballots7 (as defined in the Stevenson Affidavit) have been satisfied on or prior to the Confirmation Hearing:

            a. With respect to the impaired classes of Claims, each of the following classes has accepted the Plan by at least two-thirds in amount and a majority in number of the Claims in each such class actually voting, exclusive of the votes cast by holders of Claims subject to objection that have not obtained temporary allowances of such Claims for voting purposes:

                  (1)   Consolidated Devco Classes 2, 3, 4, 5, 6,
                        88, 9, 10 and 11.











_________________________
7 Prior to the conclusion of the Confirmation Hearing, the Debtors notified the Court that the Debtors, Aetna and DKB had entered into a stipulation regarding the Conditional Ballots (as defined in the Stevenson Affidavit), and that based on such stipulation the Ballots on account of Aetna's and DKB's Claims were voted to accept the Plan.

8 On September 11, 1996, the sole holder of Claims in Con-solidated Devco Class 8, JMB, conditionally voted all of

Footnote continued on next page.

                  (2)   Consolidated Realty Classes 2, 3, 4, 5 and
                        6.

                  (3)   SF Holdings Class 2.

                  (4)   Devco Canada Class 3.

                  (5)   Equity Canada Classes 2 and 3.

                  (6)   Consolidated OLP Classes 2, 3 and 5.

                  (7)   Tower A Co. Classes 2, 3, 4 and 5.

                  (8)   Tower Corp. Class 2.

                  (9)   Consolidated 245 Classes 2, 3, 4, 5, 6 and
                        7.

                  (10)  Tower B Leaseco Classes 2, 3 and 4.

            b. With respect to the impaired classes of Claims, only Consolidated Devco Class 7 has failed to accept the Plan.

            c. With respect to the impaired classes of Equity Interests, each of the following classes has accepted the Plan by at least two-thirds in amount of the Equity Interests in each such class actually voting, exclusive of any votes cast by the holders of Equity Interests subject to obligation that have not obtained temporary allowances of such Equity Interests for voting purposes:

                  (1)   Consolidated Devco Class 12.
_________________________
Footnote continued from previous page.
      its Claims in such class to accept the Plan (the "JMB Bal-lots"), subject to certain conditions. On September 12, 1996, on the record at the Confirmation Hearing, counsel for JMB advised the Court that such conditions had been satisfied and authorized the Debtors to release the JMB Ballots to Georgeson and count the JMB Ballots as accep-tances to the Plan. Thus, Consolidated Class 8 has voted to accept the Plan.

                  (2)   Consolidated Realty Class 7.

                  (3)   SF Holdings Class 3.

                  (4)   Devco Canada Class 4.

                  (5)   Equity Canada Class 4.

                  (6)   Consolidated OLP Class 6.

                  (7)   Tower A Co. and Class 6.

                  (8)   Consolidated 245 Class 8.

            d.    With respect to the impaired classes of Equity
                  Interests, no class of Equity Interests entitled to vote on the Plan has failed to accept the Plan.

            17. In accordance with Local Bankruptcy Rule 3018-1(a), the Stevenson Affidavit, which includes the O&Y Vot-ing Tabulation Report, was served upon the Debtors, the Credi-tors' Committee and the United States Trustee. (Stevenson Affidavit, | 43).

            18. The determination of Georgeson is valid and cor-rectly sets forth the tabulation of votes required under the Bankruptcy Code. (Id.).

            19. Each of the Co-Proponents has voted its respec-tive Claims and Equity Interests in favor of the Plan. (Id.)

            20. All holders of Claims and Equity Interests who are impaired under the Plan were mailed Ballots and allowed to vote on the Plan in the amount (i) scheduled by the Debtors in the respective Debtor's Schedules filed with the Bankruptcy Court, (ii) the amount claimed in a properly filed proof of Claim, (iii) set forth in an order entered by the Bankruptcy Court relating to such Claim or Equity Interest, or (iv) set forth in a stipulation between such holder of a Claim or Equity Interest and the Debtors.

                                   III.

            IDENTIFICATION OF THE SETTLEMENTS AFFECTING
      CLASSIFICATION AND TREATMENT OF CLAIMS UNDER THE PLAN


      A. The Plan Settlements. The Plan is dependent upon and incorporates the terms of eleven critical settlements (collec-tively, the "Plan Settlements")9:

            1.    the BPHI Settlement;

            2.    the January 12th Settlement Agreement;

            3.    the Merrill Lynch Settlement;

            4.    the TIAA Settlement;

            5.    the Toronto Dominion Settlement;

            6.    the Reichmann Settlement;












_________________________
9 All summaries of the terms of any of the Plan Settlements contained in these Findings of Fact are qualified in their entirety by the terms of such settlement contained the the Plan.

            7.    the Amex Settlement;

            8.    the Bank of Nova Scotia Settlement;

            9.    the Dragon Settlement;

            10. the Oppenheimer Indirect Capital Contribution and Treatment of Oppenheimer Claims; and

            11.   the Intercompany Claims Settlement.


      B. General Findings of Fact in Connection with the Plan Settlements.


            1.    Each of the Plan Settlements (other than the
Intercompany Claims Settlement) is the result of extensive and lengthy arm's-length negotiations. (Simon Affidavit, | 41).

            2. Absent the Plan Settlements, the complexity, cost and delay of litigation to address the issues resolved by each such settlement would be enormous. (Simon Affidavit, | 42).

            3. The Court takes notice of the competence and experience of each of the respective counsel, including Debt-ors' counsel, who support each of the respective Plan
Settlements.

            4. The Debtors and the other Plan Proponents, and their respective counsel and financial advisors, have carefully evaluated all aspects of the Plan Settlements (including exploration of alternatives to such settlements) and determined that such settlements are fair. (Simon Affidavit, | 43).

            5. The Plan enjoys the support of each of the par-ties to the Plan Settlements. Without such settlements, it is likely that the non-Debtor settling parties with respect to each Plan Settlement would not support the Plan. Such a result would (i) increase the Administrative Expense Claims associated with the Reorganization Cases, (ii) unduly delay confirmation of the Debtors' Plan or cause liquidation of the Debtors, and
(iii) reduce recoveries to creditors.  (Simon Affidavit, | 44).

            6. Certain of the Plan Settlements, notably the BPHI Settlement, the January 12th Settlement Agreement and the settlement with the Creditors' Committee, require broad releases as a condition to each such settlement. The United States Government objected to those releases, but such objec-tion was subsequently resolved at the Confirmation Hearing. There are no objections by any other party in interest to the Plan Settlements, except those objections filed on or before March 6, 1996 in respect of the January 12th Settlement Agree-ment, none of which is being prosecuted. (Simon, | 46). Except for the objection filed by Laub and the United States

Government, no objections relating to the release provisions contained or referred to in the Plan were filed.

      C.    Common Elements to the Plan Settlements.

            The Plan Settlements, which in many respects, are the heart of the Plan, have at least four common elements:

            - Multiple Claims/Interests and Multiple Debtors. First, the Claims and/or Equity Interests of the creditors and/or partners being settled are gen-erally related to more than one Debtor and/or O&Y Affiliate, and in many cases relate to cer-tain non-debtor Entities as well (e.g., January 12th Settlement Agreement, BPHI Settlement, Merrill Lynch Settlement, TIAA Settlement). See Disclosure Statement at 71-111.

            - Complexity of the Claims/Interests. Second, the Claims and/or Equity Interests being settled are exceedingly complex. They include certain part-ner disputes (e.g., BPHI and Merrill Lynch) which, if not resolved, would require litigation over complex issues regarding the assumption of a partnership agreement, dissolution of a part-nership as the result of a chapter 11 filing by one of the general partners and assignment of a partner interest, which involves law that is unsettled. Id. at 77-87. In addition, complex issues of fraudulent conveyance law would have to be litigated (e.g., Club Loan, TIAA and The Bank of Nova Scotia). Id. at 62, 64 and 95-97.

            - Prolonged Litigation. Third, if the litigations described above were commenced or continued, such proceedings would be expensive and time consuming, and would more than likely lead to a liquidation of the Debtors' estates. (Simon Affidavit, | 47). It is likely that, if any one of the major settlements set forth in the Plan were not effectuated (e.g., January 12th Settle-ment Agreement, BPHI Settlement, Merrill Lynch

                  Settlement), the Plan would fail and the Debt-ors' estates would be liquidated. (Simon Affi-davit, | 47).

            - Uncertain Outcome. Fourth, the outcome of the various litigations which are being settled through the various Plan Settlements are uncer-tain at best, and adverse rulings with respect to any litigation would impair the ability of the Debtors to confirm the Plan. The outcome of the litigations is also uncertain as to whether the Debtors would have sufficient resources to continue to litigate the complex and time con-suming factual and legal issues involved.
                  (Simon Affidavit, | 47).


      D.    The BPHI Settlement.

            1. BPHI holds substantial minority partner inter-ests in Towers A, B and D of the World Financial Center with the practical and economic effect of being the Debtors' thirty-five percent (35%) general partner in each such build-ings. BPHI also asserts substantial Unsecured Claims against various debtors in Consolidated Devco Class 11. Thus, BPHI was, and is, a significant and strategically placed constituent whose support for the Debtors' reorganization was critical.

            2. From an operational point of view, despite numerous defaults on over $5 billion in debt, including most of its mortgage debt, and a moratorium on the payment of all unse-cured debt since the summer of 1992, the Debtors were success-ful in implementing their operating principles which enabled them to implement the reorganization plan of preserving "core properties' and exiting "non-core properties". The operating principles were premised upon (i) maintaining O&Y (U.S.) con-trol over, among other things, the "core properties", and (ii) a self-imposed restriction against sending any monies or value to OYDL and/or the Reichmann Entities. This success, however, let to litigation with BPHI, which erupted in November 1992, due in part to management's inability to assure creditors of the U.S. Operations that the Reichmann family did not then have an interest in BPHI.

            3. In the face of that uncertainty and its commit-ment to the operating principles, management refused to remit distributions to BPHI from any of the three Core Properties in the World Financial Center. BPHI, on the other hand, was con-cerned about the debt and partnership defaults caused by the Debtors at Tower B. The Debtors had used or borrowed all the Cash generated by Tower B during 1991 and early 1992 and were not able to repay the borrowed Tower B funds. As a result, Tower B was not able to meet its annual debt service payments to the Tower B Noteholders, giving rise to a serious and poten-tially incurable default on both that property's yen-denominated mortgage and the partnership agreement between the Debtors and BPHI.

            4. At that time, BPHI brought suit alleging the Debtors converted and misapplied partnership property, and BPHI sought the appointment of a receiver for each of Towers A, B and D of the World Financial Center. To best preserve the going concern value of the Debtors and the World Financial Cen-ter, the litigation effort was suspended in favor of an interim operating agreement which, among other things, (i) required the Debtors to fully inform and consult with BPHI on the Debtors' operation of the World Financial Center mortgage debt and any debt that was secured by a pledge of the Debtors' Equity Inter-ests in the World Financial Center, such as the Club Loan, as well as any discussions to restructure, amend or modify any of the Debtors' agreements with the ground lessors of the World Financial Center, other partners and/or significant tenants at the World Financial Center, and (ii) permitted settlement dis-cussions to continue. Those settlement discussions ultimately resulted in the BPHI Settlement set forth in the Newco Plan. (Plan, Section 4.3; Disclosure Statement, 77-79).

            5. Consistent with the interim operating agreement with BPHI, the Debtors worked with BPHI in their efforts to restructure the indebtedness encumbering the World Financial Center and the Debtors' Equity Interests in the World Financial Center, as well as to rationalize and improve the operation of the World Financial Center, particularly as it relates to the relationship with Merrill Lynch and the retail space at the World Financial Center. (Simon Affidavit, | 55).

            6. Throughout the Debtors' efforts at restructuring their indebtedness, various creditors and other parties in interest have raised litigation threats against BPHI relating to the ownership, operation and control of the World Financial Center, and the partnership accounts and the original purchase by BPHI of its interest in the World Financial Center in 1989.
The original purchase by BPHI of its interest in the World Financial Center involved Cash payments and the assumption of what was then intercompany indebtedness which was structured to realize certain tax efficiencies in Canada for the benefit of OYDL. (Simon Affidavit, | 56).

            7. The creditors and other parties in interest who raised such litigation threats included, among others, the Tower B Noteholders, the former and current holders of the Club Loan, the Creditors' Committee and Coopers & Lybrand OYDL Inc./Ltd. BPHI consistently denied and defended against those allegations and looked to the Debtors, Tower B Co. and Tower D Co. for any damages it may sustain in connection with its posi-tion in the World Financial Center, including by reason of its assumption of any indebtedness relating to the World Financial Center.

            8. Prior to the commencement of the Reorganization Cases, BPHI also took steps towards the dissolution of the var-ious partnerships with the Debtors that controlled and operated the World Financial Center, asserting that incurable defaults had occurred. In connection therewith, BPHI filed in excess of $300,000,000 in Claims against the Debtors.

            9. The BPHI Settlement provides for the mutual release of all Claims, Causes of Action, and equitable remedies that were alleged or asserted or could have been alleged or asserted by BPHI, or any one or more of the Debtors, the Debt-ors' estates or the Debtors' creditors, including, without limitation, Claims relating to the Debtors' indebtedness and BPHI's assumption of indebtedness to the World Financial Center partnerships, cross-claims and claims for contribution as among partners. In addition, the BPHI Settlement (i) cements a joint and effective approach to all of the constituents in the World Financial Center, notably, Merrill Lynch, the Tower B Noteholders, American Express, and Sanwa, (ii) provides for a favorable resolution of the difficult and complex issue of whether a general partnership can survive the commencement of a chapter 11 case by the managing general partner through pre-serving the going concern enterprise value of the World Finan-cial Center, (iii) provides for the contribution to Newco LP of BPHI's Equity Interests in the World Financial Center, includ-ing, without limitation, its interest in the net Tower B Financing proceeds and the net Tower D Financing proceeds, and
(iv) serves as the cornerstone of the Plan, the January 12th Settlement Agreement, the Merrill Lynch Settlement, the Amex Settlement, the TIAA Settlement and the Oppenheimer Agreement.

            10.   The BPHI Settlement was reached through
arm's-length negotiations among the Debtors and BPHI, and resolves a contentious and potentially long and expensive litigation.

            11. The BPHI Settlement resolves all claims by and between the Debtors and BPHI, a strategically placed constit-uent, and preserves and enhances the going concern value of the World Financial Center.

            12. In accordance with applicable legal standards, the Debtors have analyzed the overall consideration to be given to BPHI by O&Y (U.S.) and by BPHI to O&Y (U.S.) under the BPHI Settlement. Given the overall value of such consideration to be given and received, and considering the likelihood of suc-cess on the merits of complex and protracted litigation over the claims described in the BPHI Settlement, including liti-gation relating to the effect of a bankruptcy filing on a part-nership, the BPHI Settlement is fair and reasonable and in the best interests of the Debtors' estates and creditors.

            13. Given that the BPHI Settlement ends all liti-gation with BPHI, provides the framework for the Plan, and enhances and preserves the going concern value of the World Financial Center, the releases granted pursuant to the BPHI Settlement (including the release of Claims arising in connec-tion with the Tower B Co. Credit Agreement) are fair, prudent, reasonable and an integral and necessary part of such settle-ment and are essential to its implementation.

            14.   Any litigation with BPHI concerning the myriad
Claims asserted by BPHI would be extremely complex and costly, and would not only delay but could entirely preclude the reor-ganization of the Debtors.

            E.    The January 12th Settlement Agreement.

            1. The January 12th Settlement Agreement is exceed-ingly important to the reorganization of the Debtors because it ends all litigation between the Debtors and the Co-Proponents on the one hand, and Apollo on the other. Apollo is a strate-gically placed creditor due to its position as the holder of:
(i) 81.25% of the Club Loan, which loan is secured by pledges of the Debtors' interests in Towers A and B of the World Finan-cial Center and 245 Park Avenue, each a Core Property; (ii) substantial Unsecured Claims against the Debtors; and (iii) substantial holdings of the mortgage notes that are secured by the 970 Buildings. (Simon Affidavit, | 85).

            2. The January 12th Settlement Agreement reflects the reality that, based upon the historical relationship between Apollo and the Co-Proponents, the difficult negotia-tions, the intense litigation concerning the extensions of the Debtors' exclusive periods, and the parties' respective (and seemingly irreconcilable) business objectives, Apollo and the Co-Proponents were unwilling to share control of a single ongo-ing enterprise. The January 12th Settlement Agreement, as sup-plemented by a stipulation among the parties thereto dated August 15, 1996 and subsequently amended on September 11, 1996, accomplishes a separation between Apollo and the Co-Proponents and provides for a global settlement of numerous outstanding claims and issues.

            3. The litigation between the Debtors and the Co-Proponents on the one hand, and the Apollo Group on the other, continued throughout the negotiation of the January 12th Settlement Agreement. Such litigation was expensive, time con-suming, and in all likelihood would have resulted in the liqui-dation of the Debtors. Thus, the January 12th Settlement Agreement paved the way for the Debtors' successful reorganization.

            4. The January 12th Settlement Agreement was reached through arm's-length negotiations between the parties thereto and was negotiated with the active mediation of Cyrus Vance, the Court-appointed Examiner. The Examiner supports the January 12th Settlement Agreement as an appropriate resolution of numerous outstanding issues in this restructuring.

            5. Initially, the January 12th Settlement Agreement was submitted for approval independent from the Plan. At that time, certain parties in interest filed objections to the Janu-ary 12th Settlement Agreement, which resulted in substantial discovery regarding (i) the Club Loan and all Claims and Causes of Action proposed to be released and forever barred pursuant thereto, (ii) the various benefits and costs to the Debtors' estates associated with the January 12th Settlement Agreement, and (iii) approval of the January 12th Settlement Agreement outside the context of a plan of reorganization.

            6. In accordance with applicable legal standards, the Debtors have analyzed the overall consideration to be given to and provided by O&Y (U.S.) under the January 12th Settlement Agreement. (Disclosure Statement, pp. 9, 18, 23, 24, 161). Given the overall value of such consideration to be given and received, and considering the likelihood of success on the mer-its of complex and protracted litigation over the Claims described in the January 12th Settlement Agreement, the January 12th Settlement Agreement is fair and reasonable and in the best interests of the Debtors' estates and creditors.

            7. Any and all Claims Causes of Action being released pursuant to the January 12th Settlement Agreement, including any claims arising under Chapter 5 of the Bankruptcy Code and any similar state law governing creditors' rights in insolvency, have been previously raised, considered and evalu-ated in the Debtors' Reorganization Cases.

            8. This Court finds that the Claims under and Col-lateral and other rights in respect of the Club Loan to be transferred to Carena, CIBC, Citibank and Dragon (collectively, the "Club Loan Transferees"), including but not limited to the

Claims in respect of the Club Loan in the aggregate amount of $166,508,335.43 (as of October 11, 1995, plus any allowable interest, fees, costs and charges from and after October 11,
1995), and all Liens and security interests securing such Claims and all documents evidencing such Claims, Liens and security interests, are valid, non-avoidable, enforceable and have such priority in accordance with their terms against (a) those Debtors which are obligated in respected of the Club Loan and (b) all assets of the Debtors which are pledged as collat-eral for the Club Loan.

            9.    Conduct of the Settling Parties.

            a.    The Court finds that each party to the January
12th Settlement Agreement acted in good faith in negotiating, executing and delivering such agreement.

            b. The Court finds that no act or omission prior to the date of entry of this Confirmation Order by any party to the January 12th Settlement Agreement or by any holder of an interest or participation in the Club Loan or holder of an interest in the Co-Sponser 970 Notes (including the performance of any party under the January 12th Settlement Agreement) will, directly or indirectly, preclude or otherwise affect (i) the right of any of the Club Loan Transferees to receive and retain distributions on account of the Club Loan (as transferred pur-suant to the January 12th Settlement Agreement) under the Plan after confirmation of the Plan by this Court, (ii) the right of Apollo or any holder of an interest or participation in the Club Loan to receive and retain distributions on account of the Co-Sponsor 970 Notes under the 970 Plan after confirmation of the 970 Plan by this Court, or (iii) the right of the Club Loan Transferrers to vote the Club Loan and the right of the Club
Loan Transferees to vote the Co-Sponsor 970 Notes.

            10. The Debtors receive significant consideration under the January 12th Settlement Agreement. Such considera-tion includes: (i) receiving a release from the 970 Noteholders of claims under the Master Cash Flow Agreement, which could amount to over $200,000,000 (ii) receiving recipro-cal releases from Apollo, Tishman Speyer and the other holders of the Club Loan for any Claims against the Debtors arising out of the restructuring process, (iii) significantly reducing the risks of a liquidation, and (iv) enabling the Debtors to pro-pose and file the Plan (collectively, the "January 12th Settle-ment Agreement Consideration").

            11. In order to receive and obtain the benefit of the January 12th Settlement Agreement Consideration, the

Debtors and the Co-Proponents are required to execute and deliver certain releases pursuant to the January 12th Settle-ment Agreement. Such releases are fair, prudent, reasonable and an integral and necessary part of such settlement and are essential to its implementation.

            F.    The Merrill Lynch Settlement.

            1. Certain Affiliates of Merrill Lynch, namely Merrill Lynch WFC/L, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, "Merrill Lynch"), are O&Y (U.S.)'s largest tenants, leasing approximately 4.3 million square feet in the aggregate in Towers B and D of the World Financial Center. In addition, Merrill Lynch holds a forty-nine percent (49%) nominal partnership interest in Tower D of the World Financial Center -- one of the six Core Proper-ties. Merrill lynch was the sublessor of floors 29-44 of Tower B of the World Financial Center to Tower B Leaseco, as well as a party to numerous agreements relating to the construction, operation, capital, improvement and maintenance of the World Financial Center. In addition, at various points in time, Merrill Lynch had disputes that were in arbitration or liti-gation that related to one or more of the foregoing. (Simon Affidavit, | 66).

            2. Merrill Lynch filed in excess of $350 million in Unsecured Claims against the Debtors. Merrill Lynch also had a number of motions pending against the Debtors to permit Merrill Lynch to pursue remedies against the Debtors in connection with the Debtors' operation of the World Financial Center and the Debtors' sublease at Tower B of the World Financial Center. Merrill Lynch also had reserved its rights to assert Claims and defaults as a partner in Tower D of the World Financial Center and to enforce limitations on the Debtors in borrowing addi-tional funds secured by this property. In addition, given the adversarial relationship, Merrill Lynch and the Debtors (and
Amex) had become unable to proceed with capital projects which were critically necessary for the efficient operation of the World Financial Center. Merrill Lynch also had potential
Claims against the Debtors and Tower B by reason of the poor financial performance of the retail space at the World Finan-cial Center. (Simon Affidavit, | 67).

            3. The Merrill Lynch Settlement provides for the reduction in Claims asserted by Merrill Lynch to: (i) an Allowed Unaffiliated Unsecured Claim against Tower B Leaseco in the amount of $93,000,000, (ii) a Secured Claim of $502,000 against Tower B Leaseco, (iii) an Allowed Unaffiliated Unse-cured Claim against Consolidated Devco of$93 million less payments paid by Tower B Leaseco under the Plan, (iv) a rent reduction on the lease with Merrill Lynch at Tower D of the World Financial Center (with a present value of approximately $26 million), (v) the transfer to Merrill Lynch of certain escrow monies in the aggregate amount of $2,500,000 relating to an arbitration against Tower A Co., (vi) a transfer to Merrill Lynch of sublease rents collected by Tower B Leaseco, and (vii) Claims relating to management fee reductions.

            4. In addition, Merrill Lynch also agreed to a res-olution of the retail space issues at the World Financial Cen-ter which enabled the Debtors to settle their issues with Amer-ican Express, the owner of Tower C of the World Financial Cen-ter. These resolutions are embodied in the Merrill Lynch Settlement. Of critical importance, and solely for the benefit of the Debtors and their creditors, Merrill Lynch also agreed to permit the Debtors to refinance Tower D of the World Finan-cial Center at the Debtors' expense, which refinancing (the
"Tower D Financing") permits the Debtors to utilize all of the refinancing proceeds to pay certain creditors of the Debtors.
See Plan Section 4.4 at 21; see also Disclosure Statement at
82-87.

            5. The Project Operating Agreement is a highly com-plex and significant agreement to which certain of the Debtors are parties. As the sole tenant of Towers B and D of the World Financial Center, on a triple-net basis, Merrill Lynch has sig-nificant rights under the Project Operating Agreement. The Merrill Lynch Settlement resolves all of the Debtors' and Merrill Lynch's filed Claims relating to the Project Operating Agreement and provides for the assumption of such agreement pursuant to the terms set forth in section 4.4 of the Plan.
(Simon Affidavit, |70).

            6. The Merrill Lynch Settlement resolves all of the Debtors' and Merrill Lynch's Claims relating to the River Water
By-Pass Agreement.  (Simon Affidavit, | 71).

            7. The Merrill Lynch Settlement resolves all of the Debtors' and Merrill Lynch's Claims relating to the Tower B Sublease. Termination of the tower B Sublease by Tower B
Leaseco gave rise to an alleged Unsecured Claim in favor of the ML Tenant against Tower B Leaseco and, absent substantive con-solidation, Devco, in their respective chapter 11 cases (in the case of Devco, pursuant to a guarantee of the Tower B Sublease) as to which Merrill Lynch has filed proofs of claim in excess of $93,000,000. (Beisner Affidavit, | 30).

            8. The Merrill Lynch Settlement was reached through arm's-length negotiations among the Plan Proponents and Merrill
Lynch.

            9. The Merrill Lynch Settlement resolves all filed Claims by Merrill Lynch, a strategically placed creditor, part-ner and the Debtors' single-largest tenant, relating to the World Financial Center as against the Debtors, O&Y Affiliates and BPHI as a partner in certain O&Y Entities that control Tow-ers A, B and D of the World Financial Center. In addition, Merrill Lynch is committed to cooperate in the Tower B Financ-ing and Tower D Financing.10

            10. In accordance with applicable legal standards, the Debtors have analyzed the overall consideration to be given to Merrill Lynch by O&Y (U.S.) and received by O&Y (U.S.) under the Merrill Lynch Settlement. Given the overall value of such consideration to be given and received, and considering the likelihood of success on the merits of complex and protracted litigation over the Claims described in the Merrill Lynch





















_________________________
10 The Court takes judicial notice that Merrill Lynch is also serving as the placement agent for these financings under fee arrangements that have been disclosed to and approved by this Court, in each case after notice and a hearing.

Settlement, the Merrill Lynch Settlement is fair and reasonable and in best interests of the Debtors' estates and creditors.

            11. Any litigation with Merrill Lynch concerning the myriad Claims asserted by and between Merrill Lynch and O&Y
(U.S.) would be extremely complex and costly, would inevitably involve third parties, and would delay, if not derail com-pletely, the reorganization of the Debtors.

            12. The Merrill Lynch Settlement (i) obviates the need for any litigation between the parties thereto, (ii) pre-serves the going concern enterprise value of Towers B and D of the World Financial Center, (iii) enables the Tower B and D Tower Financings which will fund payments under the Plan and the Tower B Co. Plan, and (iv) enhances and preserves the Debt-or's assets.

      G.    The Amex Settlement.

            1. Amex is the ground lessee of Tower C of the World Financial Center pursuant to a certain ground severance lease between the Battery Park City Authority, as lessor, and Amex, as lessee. In addition to leasing the retail space of Tower C to Retailco, as assignee of Tower A Co., under the Amex/Retailco Lease, Amex is a party to the Project Operating

Agreement, which sets forth the relative rights and duties of the parcel tenants at the World Financial Center with respect to the common areas thereof, and Amex is also a party to the River Water By-Pass Agreement. In connection therewith, Amex alleged substantial Claims against Tower A Co. and Devco under the Amex/Retailco Lease and the Project Operating Agreement.

            2. As more fully set forth in the Plan, the Amex Settlement resolves these Claims by providing Amex with an Allowed Claim of $4,320,000 in aggregate. In addition, the Amex Settlement successfully restructures the Amex/Retailco Lease as part of the reorganization of the Entities that own the properties that constitute the World Financial Center, and pursuant thereto Amex consents to Newco LP as Operator under the Project Operating Agreement.

      H.    The TIAA Settlement and the Oppenheimer Indirect
            Capital Contribution and Treatment of Oppenheimer
            Claims.


            1. The Debtors and various O&Y Affiliates have been involved in several litigations commenced by TIAA arising pri-marily out of allegedly breached loan commitments between cer-tain of the Debtors and TIAA relating to Tower A of the World Financial Center and the commercial office building located at 53 State Street, Boston, Massachusetts (the "Loan Commitment

Litigations"), in which TIAA asserted in excess of $120,000,000 in damages, which with prejudgment interest for ten (10) years would exceed $240,000,000 against the Debtors and certain other
O&Y Affiliates.  (Simon Affidavit, | 80).

            2. In addition, the Debtors and TIAA have been engaged in substantial litigations in the Bankruptcy Court regarding, among other things, (i) the allowance of the $79,698,692.38 Judgment obtained by TIAA in the Tower A Action,
(ii) enjoining continuation of the 53 State Street Action and related litigations in Federal District Court involving TIAA's attempt to amend its complaint relating to the 53 State Street Action and add additional defendants, (iii) TIAA's motion for authorization to commence an adversary proceeding to recover certain alleged fraudulent conveyances from, among others, BPHI, (iv) TIAA's motion to prevent Tower A Co. from paying property management fees due to Devco, and (v) the Debtor's objections to TIAA's proofs of Claim. The TIAA Settlement resolves all Claims of TIAA against the Debtors and the O&Y Affiliates and ends all litigation between TIAA and the Debtors and the O&Y Affiliates (Simon Affidavit, | 80).

            3. The TIAA Settlement fully satisfies (i) the TIAA Judgement Claims, (ii) all Claims of TIAA against Tower A Co.,

53 State Limited, Devco, and all of the O&Y Affiliates, includ-ing, without limitation, any Claims asserted in or otherwise arising out of Tower A Action or the State Street Action, and
(iii) all Claims of TIAA against BPHI and Carena which have been or could have been asserted in or otherwise arise of the Tower A Action or the State Street Action or arise in connec-tion with or relating to BPHI's investment in the World Finan-cial Center, in exchange for (i) aggregate Cash consideration of $9,000,000 (ii) an Allowed Unaffiliated Unsecured Claim against Devco in the amount of $75,000,000, and (iii) retention of the two escrow funds on deposit with TIAA aggregating approximately $28,000,000.

            4. The Cash consideration is funded by (i) Oppenheimer, an Affiliate of which is a third-party partner in Tower A Co., and (ii) the cash collateral held in Tower A. The Cash payment to TIAA does not come from unencumbered Cash of the Debtors or other assets of the Debtors currently available to pay Debtor's creditors.

            5. The litigation with TIAA critically affected Oppenheimer's partner interest in Tower A Co., which gave rise to Oppenheimer asserting Unsecured Claims in excess of $60,000,000 against Devco and Tower A Co., arising out of various indemnities relating to O&Y (U.S.)'s relationship with Oppenheimer. In connection with the TIAA Settlement, the Debt-ors and Oppenheimer have reached an agreement concerning any and all Claims between them (the "Oppenheimer Agreement"). Under the Oppenheimer Agreement, Oppenheimer will provide the Cash to fund the TIAA Settlement and will receive an Allowed Unaffiliated Unsecured Claim of $60,000,000 against Consoli-dated Devco. In addition, Oppenheimer and the Debtors have agreed to modify the Tower A Co. Partnership Agreement as set forth in the Plan.

            6. Oppenheimer's contribution of $6,000,000 to fund Cash payment to TIAA under the TIAA Settlement is an integral and necessary component of the TIAA Settlement. (Simon Affida-vit, | 94).

      I.    The Toronto Dominion Settlement And The Bank of Nova
            Scotia Settlement.


            1. Toronto Dominion Bank ("TD") has asserted Claims against Baden arising out of a guarantee by Baden of a certain loan made and letter of credit issued by TD to another O&Y
Affiliate that granted a mortgage on certain Florida real estate.

            2. TD obtained a judgment against Baden based on its guaranty of a loan. The Debtors entered into an agreement to settle the TD judgment and TD agreed to stand still on enforcing its judgment. Until October 11, 1995, the Debtors performed under that agreement. Concurrent with the filing of certain of the Debtors' chapter 11 petitions on October 11, 1995, the Debtors took steps involving the note issued by David
P. Chase in the current amount of $1,500,000, which TD alleged breached the agreement. TD threatened to sue all the Debtors, certain O&Y Affiliates and others.

            3. The Bank of Nova Scotia was a party to an inter-est rate adjustment agreement with OYDL (the "BNS Swap").
Within weeks prior to OYDL's filing of its chapter 11 petition, OYDL entered into agreements which purported to pledge certain of its property, and caused Baden to enter into agreements which purported to pledge certain notes Baden owned (the "Baden Pledge") that were issued by the Miami Center Joint Venture ("MCJV"). O&Y (U.S.) has reached a compromise with The Bank of Nova Scotia of all of its claims arising out of this relation-ship (the "Bank of Nova Scotia Settlement"). Under The Bank of Nova Scotia Settlement, the Bank of Nova Scotia is receiving an instrument entitling it to participate in the proceeds of a sale of the MCJV Lands in accordance with the terms set forth in the Plan.

            4. TD has threatened litigation against the Debtors based on allegations of fraud, and the Debtors have threatened litigation against The Bank of Nova Scotia based on allegations of fraud. (Simon Affidavit, | 98).

      J.    The Reichmann Settlement.

            1. Terms of the Reichmann Settlement. A settlement has been reached to compromise both the Claims of the U.S. Operations against the Reichmann Family and the Reichmann
Family Corps. and the Claims of the Reichmann Family and the Reichmann Family Corps. against the U.S. Operations, (the "Reichmann Settlement"). The Reichmann Settlement is premised upon (i) mutual releases of Claims between the U.S. Operations, the Reichmann Family and the Reichmann Family Corps. (exclusive of the Claims held by O&Y (U.S.) against O&Y 25 Realty Co. and
O&Y 25 Realty Co., L.P., although the Reichmann Family Corps.
are to be exculpated from any affirmative liability for the O&Y (U.S.) Claims), and (ii) a contribution to the Debtors of either the Svenska Handelsbanken Claims and the Bank Leumi
Claims, as described in the Plan (collectively, the "Reichmann Bank Claims"), or the Old Bridge Lands, as supplemented by a personal indemnity of Paul Reichmann. In addition, the Reichmann Settlement provides for (i) continuing cooperation from the Reichmann Family on a number of disputes between O&Y (U.S.) and others by providing information and testimony to assist O&Y (U.S.) is successfully resolving such disputes, and
(ii) a consent by the Reichmann Entities to the settlement with Coopers & Lybrand OYDL, Inc./Limited and Entities related thereto, including the transfer by the partners of O&Y 25
Realty Company, L.P. to Newco LP of all of its interest in 53
State Street.

            2. The Reichmann Settlement provides for releases and contribution of Claims, resolves issues involving multiple, complex relationships occurring over long periods of time span-ning the CCAA proceedings and avoids time consuming and costly litigation which has small prospects for any recovery.

            3.    The benefits to be derived from the Reichmann
Settlement, in the Debtors' informed business judgment, out-weigh the cost of releasing potential Claims against the Reichmann Family, especially given the Reichmann Family's asserted challenge to such Claims.

      K.    The Dragon Settlement.

            1. Dragon filed four (4) proofs of Claim, each in the amount of $126,367,792.54, against Equityco, Equity GP, Equity Canada and Realty Corp. (collectively, the "Dragon Claims"). The Dragon Claims relate to the real property and the commercial office building located at 60 Broad Street, New York, New York (the "60 Broad Property"). Dragon has funded the operation of this building since 1993.

            2. Under the Dragon Settlement, in full settlement of the Dragon Claims, the Debtors have agreed to return the 60
Broad Property to Dragon unencumbered and provide Dragon with an Allowed Co-Proponent Unsecured Claims in the amount of $60,000,000.

            3. In addition, under the Dragon Settlement, Dragon releases and waives all other Claims that it has or may have against the Debtors, the Debtors in Possession and the O&Y Affiliates (other than 60 Broad Co.) with the effect that Dragon shall only have recourse to the assets of 60 Broad Co.
(and not those of the general partners of such Entity). Such releases are significant.

      L.    Intercompany Settlement.

            As discussed herein, the operation of the Consoli-dated Devco Entities, the Consolidated Realty Entities and the contribution of assets in exchange for the equity of Newco LP support the resolution of Claims set forth in the Intercompany Settlement as fair to the creditors of the Debtors and reason-ably necessary to the effective implementation of the Plan.

      M.    Additional General Findings Regarding Certain Plan
            Settlements.


            1. Each of the Amex, TIAA, Oppenheimer, The Toronto Dominion Bank, The Bank of Nova Scotia, Reichmann, Dragon and
Intercompany Settlements (collectively, the "Remaining Plan
Settlements") was reached through arm's-length negotiations among the parties to such settlements and resolve long, conten-tious and potentially expensive litigations both inside and outside the Bankruptcy Court. (Simon Affidavit. | 147).

            2. In accordance with applicable legal standards, the Debtors have analyzed the overall consideration to be given to each of the parties to the Remaining Plan Settlements by O&Y (U.S.) under such settlements. Given the overall value of such consideration to be given and received, and considering the likelihood of success on the merits of complex and protracted litigation over the Claims described in such settlements, such settlements are fair and reasonable and in the best interests of the Debtors' estates and creditors. (Simon Affidavit, | 143).

            3. The releases granted pursuant to the Remaining Plan Settlements (where such releases are granted) are fair, prudent, reasonable and an integral and necessary part of each such settlement and are essential to its implementation and its release of all but the Allowed Claims and consideration granted by the Debtors under each settlement. (Simon Affidavit, | 144).

            4. Any litigation with the parties to each of the Remaining Plan Settlements concerning the myriad Claims asserted by the parties thereto would be extremely complex and costly, and would delay (and could potentially derail) the reorganization of the Debtors. (Simon Affidavit, | 145).

            5. The Remaining Plan Settlements obviate the need for any litigation between the parties thereto and provide for significant consideration to the Debtors, thereby enhancing and preserving the Debtors' assets and minimizing Administrative Expense Claims. (Simon Affidavit, | 146).

                                    IV.

                  RELEASES, INJUNCTION, WAIVER OF CLAIMS

      A.    Release of the Debtors and Debtors in Possession.

            1. Sections 22.1 and 23.2 of the Plan require the transfers contemplated thereunder, including the transfers to occur as of the Effective Date, to be free and clear of all Claims, Liens and encumbrances, except to the extent expressly provided in the Plan. (Plan, Sections 22.1.2(i) and 23.2).
Such "free and clear" protection is expressly provided for in section 1123(a)(5)(D) of the Bankruptcy Code, which provides that a plan shall provide adequate means of implementation, including the "sale of all or any part of the property of the estate . . . free of any lien." See 11 U.S.C.
Section 1123(a)(5)(D). As a result of section 23.2 of the Plan and in accordance with section 1123(a)(5(D), after the Effec-tive Date, the Debtors will have transferred all of their assets and will have no monies with which to satisfy any Claims.

            2. The Administrative Claims Bar Date Order fixes October 15, 1996 as the Administrative Claims Bar Date. The Administrative Claims Bar Date Order provides that any holder of an Administrative Expense Claim against one or more of the Debtors arising in the ordinary course of the Debtors' busi-nesses need not file a proof of Claim by the Administrative Claims Bar Date. Rather, any such Claims may be asserted against such Debtor in the ordinary course. Furthermore, all ordinary course Administrative Expense Claims will be assumed by either Newco LP, New Liberty Plaza LP, New 245 Park LP or
New Tower A LP, as the case may be. (Administrative Claims Bar Date Order; Letter Dated September 9 ,1996 from John Rapisardi to the Honorable James L. Garrity, Jr., Realty Corp. Docket
No. 1856).

            3. Section 5.1 of the Plan provides for the payment in full of all Administrative Expense Claims. (Plan, Section 5.1).

            4. Based on the foregoing, the universe of Claims being released by section 24.1 of the Plan from the Confirma-tion Date through the Effective Date is de minimis.

      B.    Limited Release of the O&Y Releasees.

            1.    The release of the O&Y Releasees pursuant to
section 24.2 of the Plan is limited in scope because it only relates to the following Claims:

                  a. Claims arising from the negotiation, formu-lation, documentation, approval and implementation of the Plan or the Tower B Co. Plan.

                  b. Claims relating to the ownership, manage-ment or operation of the properties or other assets of the Debtors or Debtors in Possession.

                  c. Claims relating to the preparation by any of the O&Y Releasees of financial statements in respect of the Debtors, Debtors in Possession and the O&Y Affiliates.

                  d. Without limiting the foregoing, in the case of any O&Y Releasees who are current or former directors, officers or employees of any of the O&Y Affiliates, the releases in the Plan do not release any Liability arising pri-marily from the Willful Misconduct of any such director, offi-cer or employee of any of the O&Y Affiliates or any Liability for repayment of any loan made to such director, officer or employee made by an O&Y Affiliate prior to the Effective Date and recorded in the ordinary course of business on the books and records of such O&Y Affiliate and that remains outstanding on the Effective Date.

                  e. The limited releases granted to the O&Y Releasees does not apply to any debt to the United States Government arising under the IRC, the environmental laws or any criminal laws of the United States; provided, however, that this limitation shall in no way affect or limit the discharge granted to the O&Y Releasees who are debtors under chapter 11 of the Bankruptcy Code.

      C.    Limited Release of the Plan Releasees.

            1.    Under the Plan, Plan Releasees are confined to
(i) the Co-Proponents, the Creditors' Committee and the current and former members of the Creditors' Committee in their capac-ity as such, determined as of the Ballot Date, and Coopers & Lybrand OYDL, Inc./Limited, (ii) the respective successors, predecessors, Affiliates, assignors or assignees of any of same, in their capacity as such, (iii) all current or former stockholders, members, partners or owners of any of the fore-going (including current or former owners of any direct or indirect interest in any of the foregoing), in their capacity as such, and (iv) all current and former officers, directors, trustees, employees, agents, attorneys, accountants, financial advisors, investment bankers, appraisers, advisors and engi-neers of any of the foregoing, in their capacity as such. The limited releases granted to the Plan Releasees does not apply to any debt to the United States Government arising under the IRC, the environmental laws or any criminal laws of the United States; provided, however, that this limitation shall in no way affect or limit the discharge granted to the O&Y Releasees who are debtors under chapter 11 of the Bankruptcy Code.

            2. Under the Plan, the Plan Releasees are only released from Liabilities relating to (i) their relationships with the Debtors, Debtors in Possession and the O&Y Affiliates, and (ii) their negotiation, formulation, documentation, approval and implementation of the Plan or the Tower B Co. Plan.

      D.    The Need for the Release And Injunction Provisions.

            1. The release provisions in the Plan (collec-tively, the "Release Provisions") (including, but not limited to, the provision providing that the releases operate to release conduct through the Effective Date of the Plan) and the injunction provisions of the Plan (collectively, the "Injunc-tion Provisions") form an integral part of the Debtors' reor-ganization. (Simon Affidavit, | 111).

            2.    The Release Provisions provide finality to all
(i) potential litigation by and against the Debtors, (ii)
Causes of Actions against the Plan Releases that may be consid-ered property of the Debtors' estates or for which any recovery would be for the benefit of the Debtors, their estates or their creditors, and (iii) the resolution of and satisfaction of all investments in, Claims against, and Equity Interests in the Debtors.

            3. The Release Provisions are supported by suffi-cient consideration from each releasee. Such consideration includes, among other things: (i) reciprocal releases; (ii) cooperation in the formulation and successful prosecution of the Plan and throughout the Debtors' Reorganization Cases;
(iii) the Co-Proponents' Capital Infusion of $75,000,000; (iv) contribution of BPHI's partnership interest in the World Finan-cial Center; (v) the consent to using all net proceeds of the Tower D Financing for the benefit of the Debtors' creditors;
(vi) in the case of the Reichmann Entities, new indemnities and the contribution of the Svenska Bank Claims and Leumi Bank Claims (or the Old Bridge Lands); (vii) the Co-Proponents' con-tribution of various hedge positions to provide certainty for and assurances for the Tower B and Tower D Financings (the "Hedge Positions"); and (vii) the conversion of secured debt to equity by certain of the Co-Proponents. If the Release Provi-sions are reasonably satisfactory to the Directors and Protocol Officers, the Debtors and their creditors will receive the $16,000,000 currently held in the indemnity fund held by SF Holdings pursuant to the Pledge Agreement under the Protocol.

            4. The ability of the Debtors to reorganize depends upon the Release Provisions and Injunction Provisions. In the absence of the Release Provisions and Injunction Provisions, the following concrete, adverse effects may occur:

                  a.    there will be no Plan and conversion to
chapter 7 of the Bankruptcy Code will likely ensue;

                  b. piecemeal dismemberment of estate assets, resulting in substantial diminution in the value of assets available to be distributed to creditors; and

                  c. loss of a substantial and important source of capital due to the withdrawal of the Co-Proponents' Capital
Infusion.

            5. The Release Provisions as they relate to offic-ers and directors of the Debtors are consistent with the Proto-col and prior orders of this Court relating to the Protocol, and simply reaffirm the terms of the Indemnification Agreements established under the Protocol.

            6. The Release Provisions and Injunction Provisions are essential to implementation and consummation of the Plan and the recoveries to creditors.

            7. Without the Release Provisions and Injunction Provisions, (i) the roll-up of BPHI's partnership interests,
(ii) the consent to using one hundred percent (100%) of the net proceeds of the Tower D Financing, and (iii) the Co-Proponents' Capital Infusion will not be made, thereby eliminating substan-tial and needed working capital for the Debtors to enable them to fund payments under the Plan and to provide meaningful and adequate working capital for the Reorganized Debtors to conduct their businesses.

                                    V.

                    FACTS THAT WARRANT THE SUBSTANTIVE
                CONSOLIDATIONS AS SET FORTH UNDER THE PLAN


      A. The Plan is dependent upon the following four criti-cal substantive consolidations:

            1.    the assets and Liabilities of Devco, Devco GP,
Equityco, Equity GP, U.S. Finco and O&Y Finco are substantively consolidated;

            2. the assets and Liabilities of Realty Corp., Baden and OYREUSA are substantively consolidated;

            3. the assets and Liabilities of Liberty Plaza Co., OLP Co. and Trinity Place Co. are substantively consolidated;
and

            4.    the assets and Liabilities of 245 Park Co., 245
Holding LP and 245 Corp. are substantively consolidated.

      B.    Substantive Consolidation of Consolidated Devco
            Entities.


            1. The Court finds that a strong interrelationship exists among the Consolidated Devco Entities and that substan-tive consolidation of such Entities is appropriate and proper.

            a. Common Management. Historically, the corporate general partners of Devco, Equityco, U.S. Finco and O&Y Finco have shared a common board of directors and executive officers. Moreover, the day-to-day decision-making responsibilities of these Entities have been centralized in one management team. (Simon Affidavit, | 23).

            b. Common Employees. In addition to common manage-ment, all the employees retained by the Consolidated Devco Entities, with the exception of certain building-level employ-ees, are employees of Devco or Devco GP. Moreover, each of the Consolidated Devco Entities uses common professionals. There is a single in-house counsel for these Entities. Each of the Consolidated Devco Entities has used the same accounting firm, the same law firms, the same appraiser for current value finan-cial statements, the same budgeting system, and the same marketing force. (Id.).

            c. Common Business. Both Devco and Equityco share a common business: owning, operating and leasing large, first-class, commercial office buildings that are substantially leveraged and generally have outside partners. Originally, only Devco was in the development business. Equityco, however, became a critical component of that development business.

Additionally, Devco and Equityco have historically followed common strategies in terms of leasing space and financing projects. Both Devco and Equityco have common directors of leasing, property management and financial reporting. (Id.)

            d. Cash Management System. Except for property owning partnerships that had unaffiliated partners, Cash was historically centralized and consolidated within Devco, Equityco, U.S. Finco and O&Y Finco. The primary device for moving Cash among the various Entities was U.S. Finco (and for certain Equityco Entities, O&Y Finco). Cash distributed out of the property-owning partnerships to Equityco or Devco, or com-ing from other borrowers to Equityco or Devco or to the part-ners of Equityco or Devco, generally was moved into and through U.S. Finco (and O&Y Finco) to meet the Cash requirements of the O&Y (U.S.) enterprise as a whole. (Id.)

            e. Intercompany Indebtedness. As a result of the consolidated Cash management system described above, loans were made from the property-owning partnerships to U.S. Finco or O&Y Finco in the ordinary course of business. Once funds were in U.S. Finco or O&Y Finco, monies were moved where necessary -- including repaying a loan incurred by a different O&Y (U.S.) Entity. (Id.)

            f. Books and Records. Given the multiple relation-ships of all O&Y Affiliates and U.S. Finco and O&Y Finco, cer-tain of the intercompany balances were periodically set off to keep them down to a manageable level. This setoff was driven by many considerations and, prior to 1992, generally occurred every fiscal year. As a result of such transactions, a cumula-tive record which would identify each and every intercompany transaction would be onerous and burdensome for the Debtors to recreate. (Id.)

            g. Common Ownership and Enterprise Control. In many instances, decisions regarding which O&Y (U.S.) Entities pledged collateral to secure the obligations of the Entities owning properties were driven by the financing demands of the overall enterprise. Frequently, the credit support of Devco, Equityco and Finco were used interchangeably. For example, with respect to 1999 Bryan Street, a property in Texas, Devco owned the partner interest in such property but Equityco was obligated on a master lease for the entire building. Simi-larly, with respect to the Club Loan, Devco, Equityco and U.S. Finco all pledged collateral to support the loan. Addition-ally, JMB had both Devco and Equityco as guarantors on its partnership interest at 125 Broad, and 320 Park Avenue, an Equityco-owned property, had its debt obligations guaranteed by

Devco and supported by Devco. With respect to the California and Portland properties, Equityco guaranteed certain obliga-tions of Devco. Also, the partners of U.S. Finco are Equityco, Devco and Devco GP. Thus, the Consolidated Devco Entities operated as a single economic Entity in many instances without regard to which legal Entity owned a particular interest in property. (Id.)

            2. No party in interest has objected to the sub-stantive consolidation of the Consolidated Devco Entities.

            3. The Court finds that unsecured creditors dealt with the Consolidated Devco Entities as a single economic unit and did not necessarily rely on their separate identity in extending credit.

            4. The Court finds that the affairs of the Consoli-dated Devco Entities are so entangled that consolidation will benefit the credit or constituents of the Consolidated Devco
Entities as a whole.

            5. The Court finds that there was a substantial commingling of assets and business functions among the Consoli-dated Devco Entities.

            6. The Court finds that there is a unity of inter-est and ownership among the Consolidated Devco Entities.

            C.    Substantive Consolidation of Consolidated
                  Realty Corp. Entities.


            1. The Court finds that, based on the history of the Consolidated Realty Corp. Entities set forth below, which includes a common management, a common business, the intercompany indebtedness existing among these Entities, and the common ownership and enterprise control among these Enti-ties, a strong interrelationship exists among the Consolidated Realty Corp. Entities and that substantive consolidation of such Entities is appropriate and proper.

                  a. History of Realty, OYREUSA and Baden. Each of Baden and OYREUSA was created in June 1984 as a subsidiary of Realty Corp. (which at that time was known as OYDL) in con-nection with a major internal reorganization of O&Y (U.S.).
OYREUSA and Baden were created to hold and liquidate, or other-wise dispose of, various ventures, assets, properties and interests that were not part of, or related to, the large com-mercial office building business ("Other O&Y (U.S.) Assets") of the U.S. Operations and to return the recoverable investment capital to Realty Corp. There was a substantial overlap of the officers as among Realty Corp., OYREUSA and Baden, including
Paul and Albert Reichmann, Michael Dennis, Keith Roberts,
Gordon Hendry and, on a special venture basis, Gary Goodman and others. Each of these individuals operated primarily from the Realty Corp. offices in Toronto. OYREUSA was capitalized by a $69,000,000 Cash contribution from Realty Corp. and bank loans of $200,000,000 that were provided by CIBC ($80,000,000), Bank of Nova Scotia ($60,000,000) and Bank of Montreal
($60,000,000), in arrangements made by the Canadian-based officers of Realty Corp. through their contacts with these Canadian lenders. In addition, Realty Corp. provided letters of comfort or "keep-wells" to such banks regarding the repay-ment of these loans by OYREUSA. In turn, OYREUSA capitalized
Baden with $270,000,000 in Cash which was used to purchase the Other O&Y (U.S.) Assets for their book value of approximately $300,000,000, leaving Equityco with a contribution of $30,000,000 in connection with the sale of the Other O&Y (U.S.) Assets, which it deemed made by its parent, the predecessor-in-interest to U.S. Holdings. (Simon Affidavit,
Section 28).

                  b. Baden performed substantially below its initial expectations and was unable to return any Cash to OYREUSA or Realty Corp., and instead was a consumer of Cash and revenues to sustain its own operations. These developments required Realty Corp. to repay the Canadian bank loans and con-tinue to support the cost of maintaining the Baden capital recovery program through continuing support to OYREUSA for Baden's expenses. (Id.)

                  c. Other OYREUSA/Realty Connections. Baden has been a net consumer of capital from the U.S. Operations throughout its history, dedicated to the resolution of the investment in the Other O&Y (U.S.) Assets. Baden was the pri-mary focus of OYREUSA, although from time to time OYREUSA per-formed other functions for Realty Corp. (Id.) The overwhelm-ing majority of Claims filed against OYREUSA and Baden were filed as undetermined and appear to arise from contingencies or litigation having little or no connection to the creditworthi-ness of either or both of OYREUSA or Baden. (Id.)

            2. No party in interest has objected to the sub-stantive consolidation of the Consolidated Realty Corp.
Entities.

            3. The Court finds that creditors dealt with the Consolidated Realty Corp. Entities as a single economic unit and did not necessarily rely on their separate identity in extending credit.

            4. The Court finds that the affairs of the Consoli-dated Realty Corp. Entities are so entangled that consolidation will benefit the creditor constituents of the Consolidated
Realty Corp. Entities as a whole.

            5. The Court finds that there was a substantial commingling of assets and business functions among the Consoli-dated Realty Corp. Entities.

            6. The Court finds that there is a unity of inter-est and ownership among the Consolidated Realty Corp. Entities.

            D.    Substantive Consolidation of Consolidated OLP
                  Entities and the Consolidated 245 Entities.


            1. The Court finds that a strong interrelationship exists among the Consolidated OLP Entities. Similarly, the Court finds that substantial interrelationship exists among the Consolidated 245 Entities and that substantive consolidation is appropriate and proper for such entities.

                  a.    Common Ownership of One Liberty
                        Plaza/245 Park Avenue.


                  The parcel of real property located at One Lib-erty Plaza is wholly-owned by the three Consolidated OLP Enti-ties. Similarly, the parcel of real property located at 245

Park Avenue is owned directly and indirectly by, among others, the Consolidated 245 Entities. (Simon Affidavit, | 32).

                  b. Common Mortgage Indebtedness. The inter-ests of each of the Consolidated OLP Entities and Consolidated 245 Entities in OLP and 245 Park Avenue, respectively, are sub-ject to the applicable mortgage debt that encumbers such Core Properties. (Id.).

                  c. Creditor Reliance. The Consolidated 245 Entities were created by Equityco in connection with an inter-nal restructuring and were virtually unknown or invisible to any creditor other than the secured lenders holding the mort-gage on 245 Park Avenue and certain holders of the Club Loan. Similarly, the Consolidated OLP Entities have been invisible to all creditors dealing with One Liberty Plaza except for Sanwa, as mortgagee. The Debtors do not believe that creditors relied on the separate credit of any of the Consolidated OLP Entities or the Consolidated 245 Entities. (Id.).

                  d.    Common Management and Employees.   Each of
the Consolidated OLP Entities and Consolidated 245 Entities share common officers. (Id.).

                  e. Financial Statements. Historically, the Debtors have consistently issued consolidated financial state-ments with respect to the Consolidated OLP Entities and the Consolidated 245 Entities. In addition, on an annual basis, the Consolidated OLP Entities and the Consolidated 245 Enti-ties, respectively, submit consolidated income and expense reports to the City of New York for tax certiorari purposes.

            2. No party in interest has objected to the sub-stantive consolidation of the Consolidated OLP Entities or the Consolidated 245 Entities.

            3. The Court finds that the creditors of the Con-solidated OLP Entities and the Consolidated 245 Entities, respectively, dealt with such consolidated entities as a single economic unit, and did not necessarily rely on their separate identity in extending credit.

            4. The Court finds that the affairs of the Consoli-dated OLP Entities and the Consolidated 245 Entities, respec-tively, are so entangled that consolidation will benefit the creditor constituents of the Consolidated OLP Entities and the Consolidated 245 Entities as a whole.

            5. The Court finds that there was a substantial commingling of assets and business functions among the Consoli-dated OLP Entities and the Consolidated 245 Entities, respectively.

            6. The Court finds that there is a unity of inter-est and ownership among the Consolidated OLP Entities and the Consolidated 245 Entities, respectively.

            E.    The Intercompany Claims Settlement.

            1. As more fully set forth in the Plan, the Plan provides for a settlement of all Claims held by the Debtors and/or any Wholly-Owned Affiliate and/or Controlled Affiliate against any other Debtor and/or Wholly-Owned Affiliate and/or Controlled Affiliate (the "Intercompany Claims Settlement"). The Intercompany Claims Settlement is a natural and logical conclusion from the four substantive consolidations to be effectuated under the Plan, and is supported by the same facts that support each of the substantive consolidations under the Plan. (Plan, Section 4.1; Simon Affidavit, | 48).

            2. The Intercompany Claims Settlement is an impor-tant component of the Plan. Without it, the Debtors would have to expend significant time and expense to sort through the myriad intercompany Claims between the Debtors and the O&Y
Affiliates to determined the priority and allowability of each such Claim. (Simon Affidavit, | 49).

            3. Based on the facts that warrant each of the pro-posed substantive consolidations, the Intercompany Claims
Settlement is fair and reasonable and in the best interests of the Debtors' estates and creditors. (Simon Affidavit, | 50).


                                    VI.

                    COMPLIANCE WITH THE REQUIREMENTS OF
                  SECTION 1129 OF THE BANKRUPTCY CODE


            A. Section 1129(a)(1) -- Compliance of the Plan with Applicable Provisions of the Bankruptcy
                  Code.


            1. The Court finds that the Plan satisfies all the applicable provisions of the Bankruptcy Code.

            2. Section 1123(a)(1) -- Designation of Claims and Interests


            Section 6 of the Plan designates classes of Claims against and Equity Interests in the various Debtors other than

Administrative Expense Claims and Priority Tax Claims.11
(Plan, Section 6).

            3.    Section 1122(a) -- Classification

            Section 6 of the Plan separately classifies Claims against and Equity Interests in the various Debtors together with Claims or Equity Interests that are substantially similar to the other Claims or Equity Interests of such class. (Plan, Section 6; Beisner Affidavit, | 7).

            4.    Section 1122(b) -- Administrative Convenience
                  Class


                  a.    Section 5.3 of the Plan provides each
holder of a Claim in Consolidated Devco Class 11 with the option of electing to have its Claim treated as a Consolidated
Devco Convenience Claim.  (Plan, Section 5.3).

                  b.    Section 8.6 of the Plan provides each
holder of a Claim in Consolidated Realty Class 6 with the option of electing, provided that such holder qualifies to so elect, to have its Claim treated as a Realty Corp. Cash-Out Claim. (Plan, Section 8.6).

















_________________________
11    Classes of Administrative Expense Claims and Priority Tax
      Claims are not required to be designated pursuant to sec-tion 1123(a)(1) of the Bankruptcy Code.

            5.    Section 1123(a)(2) -- Specification of
                  Impaired Classes


            The Plan identifies impaired classes of Claims and Equity Interests and provides for their treatment. Section
17.2 of the Plan identifies each of Consolidated Devco Class 1, Consolidated Realty Corp. Class 1, SF Holdings Class 1, Devco Canada Class 1, Equity Canada Class 1, Consolidated OLP Class 1, Tower A Co. Class 1, Tower Corp. Class 1, Consolidated 245 Class 1 and Tower B Leaseco Class 1 as unimpaired, and such classes are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code. Section 17.1 of the Plan provides that each of Tower Corp. Class 5 and Tower B Leaseco Class 5 will receive no distribution under the Plan and, accordingly, each such class of Claims and/or Equity Interests is deemed to have not accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code. Each of the remaining classes is identified under section 17.1 of the Plan as impaired. (Plan, Sections 17.1 and 17.2).

            6.    Section 1123(a)(2) -- Specification of
                  Treatment of Impaired Claims and Interests


            Sections 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 of
the Plan specify the treatment of each impaired class of Claims and Equity Interests. (Plan, Sections 7-16).

            7.    Section 1123(a)(4) -- Same Treatment Within
                  Each Class Unless Agreement to Different
                  Treatment


            With respect to each class of Claims and Equity Interests under the Plan other than Consolidated Devco Class 11 and Consolidated 245 Class 8, the Plan provides the same treat-ment for each Claim or Equity Interest in each such class. Consolidated Devco Class 11 has two subclasses: Subclass
7.11.1 provides the treatment for the holders of Allowed Unaffiliated Unsecured Claims, and Subclass 7.11.2 provides the treatment for Allowed Co-Proponent Unsecured Claims. In respect of Consolidated Devco Class 11, the Co-Proponents have agreed to accept less favorable treatment in order to provide the distributions to holders of Allowed Unaffiliated Unsecured Claims. (Beisner Affidavit, | 14). Consolidated 245 has two subclasses: Subclass 15.8.1 provides the treatment for JMB's Equity Interest in 245 Park Co., and Subclass 15.8.2 provides the treatment for the Equity Interests of 245 Holding LP, 245 Corp. and Equityco in 245 Park Co. (Simon Affidavit, | 15). Each of JMB and 245 Holding LP, 245 Corp. and Equityco have agreed to their respective treatments in Consolidated 245
Class 8.  (Simon Affidavit, | 15).

            8.    Section 1123(a)(5) -- Means of Implementation

                  a. Section 18 of the Plan and the Restructur-ing Transactions described in Schedule 18 to the Plan provide adequate means for implementing the Plan. These provisions relate to, among other things: (i) the Restructuring Transac-tions; (ii) the distribution of property of the Debtors' estates to those having an interest in such property; and
(iii) the amendment to any one or more of the Debtors' certifi-cates or articles of incorporation, by-laws or codes of regula-tions or other similar constituent documents and the formula-tion of any such documents for Entities to be created under the Plan, (iv) the Tower D Financing, and (v) the Tower B Financ-ing. (Plan; Schedule 18 to Plan).

                  b. Section 23.2 of the Plan provides adequate means for implementing the Plan relating to the revesting of assets in Newco LP free and clear of all Liens, Claims and encumbrances. (Id.) Each of the settlements in section 4 of the Plan and each of the provisions in sections 7 through 16 of the Plan, relating to the treatment of Secured Claims, together with sections 23.2 and 24 of the Plan, provide adequate means for implementing the Plan relating to (i) the satisfaction and/or modification of any existing liens, and (ii) the refinancing or curing of defaults and extension of the Debtors' mortgage indebtedness. (Id.).

            9.    Section 1123(a)(6) -- Prohibition Against the
                  Issuance of Nonvoting Equity Securities


                  a. Each of the Class A Interests in Newco LP, the Class B Interests in Newco LP, and the Liquidating Corp. Shares issued under the Plan entitle the holders thereof to the same voting rights, respectively. Certain Entities to be orga-nized under the Plan will be organized and exist for the pur-pose of implementing a bankruptcy-remote structure for certain mortgage lenders relating to the Core Properties. (Plan, p.
157). The Plan distributes the Equity Interest in such Enti-ties directly or indirectly to (a) Newco LP and (b) the mort-gage lender for the particular Core Property. (Plan, Section
3). The Equity Interests issued to Newco LP and each mortgage lender possess an appropriate allocation of voting power.

                  b. Newco LP and each of the following Debtors are partnerships: Devco, Equityco, U.S. Finco, Tower A Co.,
245 Holding LP, O&Y Finco, 245 Park Co., OLP Co., Liberty Plaza Co., Trinity Place Co., and Tower B Leaseco. (Debtors' Chapter
11 Petitions; Plan).

            10. Section 1123(a)(7) -- Selection of Officers and Directors


            Section 18.1 of the Plan provides that Newco LP will be governed by Managing GP, which will hold a 1% general part-ner interest in Newco LP. The business and affairs of Managing GP will be managed by and under the direction of its board of directors, which will have ten (10) members. (Plan, Section 18.4.2). The Chief Executive Officer of Managing GP will be a member of this board. (Plan, Section 18.1.4). The certificate of incorporation of Managing GP will provide for cumulative voting in any election of directors. (Plan, Section 18.1.4).
In addition, the Co-Proponents (or Affiliates designated by them) will become stockholders of Managing GP on the Effective Date and will enter into a stockholders' agreement setting forth, among other things, the rights of such parties with respect to the nomination and election of directors of Managing GP. (Plan, Section 18.1.4).

            11.   Section 1123(b)(1) -- Impairment

            Section 17 of the Plan impairs or leaves unimpaired, as the case may be, each class of Claims or Equity Interests.
(Plan, Section 17.1).

            12.   Section 1123(b)(2) -- Executory Contracts and
                  Unexpired Leases


                  a.    Section 21 of the Plan provides for the
assumption or rejection of the executory contracts and unex-pired leases of the Debtors. (Plan, Section 21).

                  b.    The Debtors and the Co-Proponents have
engaged in a thorough review of the executory contracts and unexpired leases to which any of the Debtors is a party.
(Simon Affidavit, | 160).

                  c. After a thorough review of the executory contracts and unexpired leases by the Debtors and the Co-Proponents, in accordance with section 21 of the Plan, on September 4, 1996, and as amended on September 11, 1996, the Debtors filed with the Bankruptcy Court Schedule 21.1 to the Plan, which schedule provides a list of executory contracts and unexpired leases to be assumed under the Plan. (Plan, Section 21; Realty Corp. Docket No. 1892).

                  d. In addition, Merrill Lynch on the one hand, and the Debtors and certain O&Y Affiliates on the other, have reviewed the executory contracts and unexpired leases to which Merrill Lynch is a party, and will upon the Effective Date exe-cute an agreement which identifies those executory contracts and unexpired leases to be assumed by the Debtors and certain
O&Y Affiliates (the "Surviving Documents Agreement"). The agreements listed in the Surviving Documents Agreement will continue in full force and effect and survive consummation of the Plan. All other executory contracts or unexpired leases between Merrill Lynch and the Debtors and certain O&Y Affili-ates which are not referenced in the Surviving Documents Agree-ment, or appear on schedule 21.1 to the Plan, as such schedule has been amended from time to time or on schedule 10.1 to the Tower B Co. Plan are rejected and Merrill Lynch has consented to such rejections.

                  e. The Debtors' Pension Plan was amended prior to confirmation of the Plan. (Simon Affidavit, | 166). Newco
LP is assuming the Pension Plan as amended. (Stipulation and Order dated September 23, 1996 Withdrawing the Claims of the
Pension Benefit Guaranty Corporation).

                  f.    All executory contracts and unexpired
leases not being assumed by the Debtors under the Plan are rejected under the Plan because the Debtors have made a deter-mination that they would impose an onerous burden on the Debt-ors' estates. (Simon Affidavit, | 167).

            13. There are no defaults under any of the executory contracts and unexpired leases being assumed under the Plan, or any defaults have been or will be cured. (Beisner Affidavit, | 44).

            14. Section 1123(b)(3) -- Retention, Enforcement and Settlement of Claims Held by the Debtors


                  a. Section 4 of the Plan sets forth provisions for the settlement of various Claims. A detailed discussion of each of the Plan Settlements is set forth in these Findings of Fact, the Plan and the Disclosure Statement. (Plan, Section 4; Disclosure Statement, Sections II(D) and V).

                  b. Section 24.5 of the Plan provides that, as of the Effective Date, the Debtors waive the right to prosecute and release, on behalf of themselves and their respective estates, any avoidance or recovery actions under sections 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy
Code or any other Causes of Action, or rights to payment of Claims that belong to or could have been raised by or on behalf of the Debtors or Debtors in Possession or their respective estates, other than or in connection with any such actions that were commenced on or before the Effective Date (collectively, "Plan Causes of Action"). Newco LP, as a successor to the

Debtors, shall retain and may prosecute any such Plan Causes of Action that may be pending on the Effective Date. However, nothing in section 24.5 of the Plan shall be deemed to waive any right of any Debtor or Debtor in Possession, Newco LP or Liquidating Corp. to assert avoidance or recovery actions under sections 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the
Bankruptcy Code or any other Causes of Action defensively, including by way of setoff, recoupment or counterclaim. (Plan, Section 24.5).

                  c. As of the Confirmation Hearing, there are no pending Plan Causes of Action. (Simon Affidavit, | 14).

            15.   Section 1123(b)(6) -- Other Provisions not
                  Inconsistent with Applicable Provisions of the Bankruptcy Code


            The Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code. (Plan).

      B.    Section 1129(a)(2) -- Compliance with Applicable
            Provisions of the Bankruptcy Code.


            1. The Debtors have complied with the operating guidelines and financial reporting requirements enacted by the Office of the United States Trustee on January 15,1992 by
(i) timely filing all operating reports and consolidated finan-cial statements, (ii) opening up new bank accounts following each of the Debtors' respective Petition Date, and
(iii) maintaining and providing proof of insurance.  (Beisner
Affidavit, | 45).

            2. The Debtors have paid all statutory fees required to be paid during the Reorganization Cases and on a cumulative basis filed all fee statements required to be filed.
(Beisner Affidavit, | 46; Realty Corp. Docket No. 1861).

            3. The Debtors have timely filed with the Bank-ruptcy Court all Schedules, lists of executory contracts and statements of financial affairs. (Beisner Affidavit, | 45).

      C. Section 1129(a)(3) -- Proposal of the Plan in Good Faith.


            1. The Debtors, the Co-Proponents and the Examiner have been closely involved in all negotiations regarding the Plan.

            2. The Independent Board has been extensively briefed about the terms of the Plan, including the various ver-sions thereof, and has authorized and approved the Plan in accordance with the procedures prescribed by the Protocol. Indeed, the Independent Board has been closely involved in the development of the Plan. (Zuccotti Affidavit, || 14, 77 and
78).

            3. The Debtors have complied with all provisions of the Protocol.

            4. The Court has examined the totality of the cir-cumstances surrounding the formulation of the Plan. The Plan is based on extensive arm's-length negotiations among the Plan Proponents, Apollo, the Creditors' Committee and many other parties in interest and was formulated with the assistance of the Examiner. (Zuccotti Affidavit, | 102; Simon Affidavit,
| 11).

            5. The Plan has been accepted by holders of Claims in the following classes:

                  a.    Consolidated Devco Classes 2, 3, 4, 5, 6,
                        8, 9, 10 and 11.

                  b.    Consolidated Realty Classes 2, 3, 4, 5 and
                        6.

                  c.    SF Holdings Class 2.

                  d.    Devco Canada Class 3.

                  e.    Equity Canada Classes 2 and 3.

                  f.    Consolidated OLP Classes 2, 3 and 5.

                  g.    Tower A Co. Classes 2, 3, 4, and 5.

                  h.    Tower Corp. Class 2.

                  i.    Consolidated 245 Classes 2, 3, 4, 5, 6 and
                        7.

                  j.    Tower B Leaseco Classes 2, 3 and 4.


            6.    The Plan has been accepted by holders of Equity
Interests in the following classes:

                  a.    Consolidated Devco Class 12.

                  b.    Consolidated Realty Class 7.

                  c.    SF Holdings Class 3.

                  d.    Devco Canada Class 4.

                  e.    Equity Canada Class 4.

                  f.    Consolidated OLP Class 6.

                  g.    Tower A Co. Class 6.

                  h.    Consolidated 245 Class 8.


            7. The votes to accept the Plan described above demonstrate the informed decision of holders of Claims against and Equity Interests in the Debtors that the Plan is in their best interests and maximizes distributions available to them. (Stevenson Affidavit; O&Y Voting Tabulation Reports).

            8. On the basis of the evidence presented at the Confirmation Hearing, this Court finds that the Plan has been proposed with the legitimate and honest purpose of reorganizing the Debtors' businesses and affairs and to maximize the value available to creditors and Equity Interest holders. (Zuccotti Affidavit, | 5; Simon Affidavit, | 12).

      D. Section 1129(a)(4) -- Bankruptcy Court Approval of Certain Payments as Reasonable


            1. Pursuant to Section 5 of the Plan, all payments to professionals will be (i) subject to review and approval by this Court upon final application pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code, or
(ii) paid in accordance with prior orders of this Court approv-ing the retention of certain professionals. (Plan, |
Section 5; Orders approving retention of Lazard Freres and
Ahern & Partners; Realty Corp. Docket Nos. 998 and 955).

            2. The employment contracts of the officers of the Debtors (the "Employment Contracts") have been thoroughly liti-gated and carefully examined by the Court, the Examiner and the Creditors' Committee, and are a matter of public record.

(Simon Affidavit, | 165). The Employments Contracts and the compensation provided therein have been approved by this Court.
(Id.).

      E. Section 1129(a)(5) -- Disclosure of Identity and Affiliations of Proposed Management, Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy


            1. The Debtors and the Co-Proponents have disclosed in the Disclosure Statement, and in evidence presented at the Confirmation Hearing, the identity of the individuals that have been selected to hold positions with the Debtors or their suc-cessors after confirmation of the Plan, and have shown that the service of such individuals is consistent with the interests of creditors and Equity Interest holders and with public policy. (Zuccotti Affidavit, || 46, 50; Nordholm Affidavit, | 4).

            2. The Debtors have disclosed in the Disclosure Statement, and in evidence presented at the Confirmation Hear-ing, the identity of any insider who has been identified to be employed or retained by Newco LP and the nature of any compen-sation for such insider. (Id.)

      F.    Section 1129(a)(6) -- Approval of Rate Changes.

            The Plan does not provide for any changes in rates that require regulatory approval of any governmental agency.
(Plan).

      G.    Section 1129(a)(7) -- Best Interests of Creditors.

            1. Based on the evidence presented at the Confirma-tion Hearing and the Financial Appendix to the Disclosure Statement, with respect to each impaired class of Claims or Equity Interests for each Debtor, each holder of a Claim or Equity Interest will receive or retain under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the debtor were liqui-dated on the Effective Date under chapter 7 of the Bankruptcy Code. (Simon Affidavit, | 146; Ahern Affidavit, | 7-21).

      H. Section 1129(a)(8) -- Acceptance of the Plan by Each Impaired Class.


            1. All impaired classes of Claims and Equity Inter-ests, other than Consolidated Devco Class 7, and those classes that are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code, have either voted to accept the Plan or are not impaired under the Plan. (Stevenson Affidavit, | 39;
O&Y Voting Tabulation Reports).

            2.    Sterling National Bank & Trust Company of New
York ("Sterling National"), the only holder of a Claim in Con-solidated Devco Class 7, did not vote on the Plan and, thus, such class has not accepted the Plan.

            3.    Each of Tower Corp. Class 5 and Tower B Leaseco
Class 5 is conclusively deemed to have rejected the Plan pursu-ant to section 1126(g) of the Bankruptcy Code. (Plan, Section 17.2).

            4. Each of the unimpaired classes of Claims and Equity Interests under the Plan and each holder of a Claim or Equity Interest in each such class is conclusively presumed to have accepted the Plan, and solicitation of acceptance with respect to each such class is not required. (See 11 U.S.C.
Section 1126(f)).

      I. Section 1129(a)(9) -- Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code


            1. Section 1129(a)(9) of the Bankruptcy Code pro-vides for certain mandatory treatment of claims entitled to priority under the Bankruptcy Code. Section 5.1 of the Plan provides that each holder of an Administrative Expense Claim will be paid in Cash (a) in full upon the later of (i) the Effective Date and (ii) the date that is ten (10) Business Days after an order of the Bankruptcy Court with respect to such Administrative Expense Claims becomes a Final Order or (b) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and any of the Debt-ors. As required by section 1129(a)(9)(B) of the Bankruptcy Code, sections 7.1, 8.1, 9.1, 10.1, 11.1, 12.1, 13.1, 14.1,
15.1 and 16.1 of the Plan provide that each holder of a Pri-ority Non-Tax Claim that is an Allowed Claim will be paid in Cash in full on the Effective Date. Consistent with section 1129(a)(9)(C) of the Bankruptcy Code, section 5.2 of the Plan provides that, on the Effective Date: (a) with respect to each Debtor or substantively consolidated group of Debtors (other than Tower B Leaseco), each holder of an Allowed Priority Tax Claim shall be distributed on account of such Allowed Priority Tax Claim a Tax Note from such Debtor or substantively consoli-dated group of Debtors, or the successor(s) in interest thereto, that complies with the requirements of section 1129(a)(9)(C) of the Bankruptcy Code or such other, more favor-able treatment as the Debtors in their sole discretion shall elect; and (b) each holder of an Allowed Priority Tax Claim against Tower B Leaseco shall receive a payment in Cash equal to the amount of such Allowed Priority Tax Claim. (Plan, Section 5.2).

            2. The Debtors have sufficient Cash to fund such payments. (Beisner Affidavit, | 50).

      J.    Section 1129(a)(10) -- Acceptance by at Least
            One Impaired Class


            1.    Each of Consolidated Devco Classes 2, 3, 4, 5,
6, 8, 9, 10, 11 and 12, are impaired under the Plan and have voted to accept the Plan. (Stevenson Affidavit; | 33, O&Y Vot-ing Tabulation Report).

            2.    Each of Consolidated Realty Corp. Classes 2, 3,
4, 5, 6 and 7 are impaired under the Plan and has voted to accept the Plan. (Id.).

            3. Each of SF Holdings Classes 2 and 3 is impaired under the Plan and has voted to accept the Plan. (Id.).

            4. Each of Devco Canada Classes 3 and 4 is impaired under the Plan and has voted to accept the Plan. (Id.).

            5. Each of Equity Canada Classes 2, 3 and 4 is impaired under the Plan and has voted to accept the Plan.
(Id.).

            6. Each of Consolidated OLP Classes 2, 3, 5 and 6 is impaired under the Plan and has voted to accept the Plan.
(Id.).

            7. Each of Tower Co. Classes 2, 3, 4, 5 and 6 is impaired under the Plan and has voted to accept the Plan.
(Id.).

            8. Tower Corp. Class 2 is impaired under the Plan and has voted to accept the Plan. (Id.).

            9.    Each of Consolidated 245 Classes 2, 3, 4, 5, 6,
7 and 8 are impaired under the Plan and have voted to accept the Plan. (Id.).

            10. Each of Tower B Leaseco Classes 2, 3 and 4 is impaired under the Plan and has voted to accept the Plan.
(Id.).

            11. In each of the 10 plans incorporated in the Plan, there exists at least one impaired class of Claims that has voted to accept the plan without taking into account the votes of any insider. (Stevenson Affidavit, | 40; O&Y Voting Tabulation Reports).

      K.    Section 1129(a)(11) -- Feasibility of the Plan

            1. On the basis of information presented in the Plan, at the Confirmation Hearing, in the various affidavits in support of confirmation of the Plan, and as detailed in the Disclosure Statement, this Court finds that confirmation of the Plan is not likely to be followed by the liquidation of, or the need for further financial reorganization of, any of the Debt-ors, except to the extent that such liquidation is required by or contemplated under the Plan. (Ahern Affidavit, | 21).

            2. Patrick Ahern has reviewed the cash flow reports of the Reorganized Debtors and determined that the Reorganized
Debtors can adequately meet their projected Cash requirements and their obligations under the Plan. (Id.)

            3.    Assuming the Tower D Financing and the
Co-Proponents' Capital Infusion, the Debtors have sufficient Cash on hand to fund the Cash requirements on and after the Effective Date, including the payment of Administrative Expense Claims and all other required payments and the funding of reserves to be established under the Plan. (Beisner Affidavit, | 50).

            4.    Assuming (i) the effectiveness of the Plan, and
(ii) the amount of the Convertible Note on the Effective Date is $27,701,043, the reorganization value of the Debtors is $545,000,000 (the "Newco Reorganization Value"). (Ahern Affi-davit, | 15).

      L.    Section 1129(a)(12) -- Payment of Bankruptcy Fees

            Section 26.1 of the Plan provides that all fees pay-able pursuant to section 1930, title 28, United States Code, shall be paid by Newco LP on the Effective Date. (Beisner
Affidavit, | 49).

      M.    Section 1129(a)(13) -- Retiree Benefits

            Section 26.2 of the Plan provides that on and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, Newco LP or its designee shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date for the dura-tion of the period that any of the Debtors has obligated itself to provide such benefits to any Retiree under any Retiree Bene-fit Plan. (Plan, Section 26.2).

      N. Section 1129(b) -- Confirmation of the Plan Over the Nonacceptance of Certain Impaired Classes


            1. The holders of Claims and Equity Interests in each of Tower Corp. Class 4 and Tower B Leaseco Class 5 are conclusively deemed to have rejected the Plan pursuant to sec-tion 1126(g) of the Bankruptcy Code. (Plan, Section 17.2).

            2. In addition, the holder of Claims in Consoli-dated Devco Class 7 has failed to vote on the Plan. No other classes or Claims or Equity Interests have voted to reject the Plan or failed to vote to accept the Plan. (Stevenson Affida-vit, | 34).

            3. No holder of a Claim or Equity Interest junior to the Claims or Equity Interests in each of Tower Corp.
Class 5 and Tower B Leaseco Class 5 will receive or retain any property under the Plan on account of such junior Claims or Equity Interests, and no class of Claims senior to such classes is receiving more than full payment on account of the Claims or Equity Interests in such classes. (Plan, Sections 14 and 16).

            4. The obligations owed to Sterling National are fully secured with Cash and Cash equivalents and any and all of such obligations currently owed to Sterling National by the Debtors are being assumed by Newco LP under the Plan. (Plan, Section 7.7).

            5. All holders of Claims or Equity Interests in the same class under each of the plans incorporated in the Plan are receiving the same treatment under the Plan, unless such holder has (i) made an election under the Plan to be treated as a Con-solidated Devco Convenience Claim or a Realty Corp. Cash-Out Claim, or (ii) agreed to accept less favorable treatment as in the case of the Co-Proponents and Entities holding Equity Interests in 245 Park Co. No holders of Claims have elected to be treated as a Realty Corp. Cash-Out Claim.

      O.    Section 1129(d) -- Tax Avoidance

            1. No objection has been filed by any governmental unit or any party in interest alleging that the principal pur-pose of the Plan is avoidance of taxes or avoidance of the requirements of section 5 of the Securities Act of 1933, as amended.

                                   VII.

                               DISTRIBUTIONS

            A. Distributions Under the Plan. Section 19 of the Plan provides for the provisions governing distributions under the Plan, and such provisions are fair and reasonable.


                                   VIII.

                            PLAN MODIFICATIONS

            A. On August 30, 1996, the Plan Proponents filed a motion seeking approval of modifications to the Plan which effect certain amendments to certain Plan Settlements and agreed treatments and resolve certain anticipated objections to confirmation of the Plan. (Simon Affidavit, | 146). The modi-fications relate to (a) the Intercompany Settlement, (b) the Reichmann Settlement, (c) the Equity Interests in the Consoli-dated Devco Entities, Consolidated Realty Corp., SF Holdings, Devco Canada and Equity Canada, (d) the treatment of the Sanwa/OLP Mortgage Loan, the Sanwa/Tower A Mortgage Loan, the Aetna Mortgage Loan and the DKB Mortgage Loan, (e) the identi-fication of classes of impaired Claims and Equity Interests,
(f) the means of implementation of the Plan, (g) the executory contracts and unexpired leases to be assumed under the Plan,
(h) the conditions precedent to the Confirmation Date and the Effective Date, (i) the vesting of assets in the Debtors, as reorganized, (j) the release provisions of the Plan, (k) the provisions relating to modification of the Plan, (l) the Restructuring Transactions and (m) the exhibits to the Plan
(the "Original Plan Modifications").  (Simon Affidavit, | 148).

            B. The Original Plan Modifications relating to the Reichmann Settlement only affect the Reichmann Entities and such Entities have agreed to such modifications. Similarly, the Original Plan Modifications relating to the treatment of the Sanwa/OLP Mortgage Loan, the Sanwa/Tower A Mortgage Loan, the Aetna Mortgage Loan, and the DKB Mortgage Loan only affect Sanwa, Aetna and DKB, respectively, and have been agreed to by Sanwa, Aetna and DKB, respectively. The remaining Original
Plan Modifications are either clarifications of language in the Plan or are required to implement a settlement among the Debt-ors and Coopers & Lybrand OYDL, Inc./Limited (the "OYDL Settle-ment"), which settlement was the subject of a separate motion filed by the Debtors and approved by order of the Court on September 12, 1996.

            C. Following the filing of the motion relating to the Original Plan Modifications on August 30, 1996, the Plan Proponents were required to make certain additional changes to the Plan relating solely to (a) the treatment of the Aetna Mortgage Loan, (b) the DKB Mortgage Loan and (c) the Reichmann Settlement, (d) the IDYL Settlement, and (e) the Release Provi-sions (the "Supplemental Modifications" and together with the Original Plan Modifications, the "Plan Modifications"). The Plan Modifications were presented at the Confirmation Hearing and will only affect Aetna, DKB, the Reichmann Entities, Svenska Handelsbanken, Bank Leumi and Coopers & Lybrand OYDL, Inc./Limited. Each of Aetna, DKB, the Reichmann Entities, Svenska Handelsbanken, Bank Leumi, Sanwa and Coopers & Lybrand OYDL, Inc./Limited has consented in writing to the Plan Modifi-cations. Other than as set forth above, the Plan Modifications do not adversely change the treatment of the claim of any cred-itor or the interest of any equity security holder who has not accepted in writing the Plan Modifications. To the contrary, the Plan Modifications will clarify existing settlements and agreed treatments with parties in interest. The Plan Modifica-tions preserve the Plan, as negotiated, and the rights of all parties as set forth therein. (Simon Affidavit, | 148).

                                    IX.

                 CONDITIONS PRECEDENT TO CONFIRMATION DATE

            A. Other than as set forth in the following two paragraphs, each of the conditions precedent to confirmation of the Plan that are set forth in section 22.1 of the Plan have been waived or deemed satisfied by the Plan Proponents. (Simon Affidavit, | 43; Ahern Affidavit, || 9, 10; Nordholm Affidavit, | 2).

            B.    The condition precedent set forth in section
22.1.2 requiring entry of the Confirmation Order will be satis-fied by entry of this order confirming the Plan.

            C.    The condition precedent set forth in section
22.1.5 requiring entry of an order confirming the 970 Plan and the Tower B Co. Plan will be satisfied by entry of the order confirming the 970 Plan and the Tower B Co. Plan.


                                    X.

                               MISCELLANEOUS

      A.    Transfers Under the Plan.

            Transfers under the Plan (collectively, the "Plan Transfers") consist of the following, all of which are to occur on or prior to the Effective Date: (i) transfers and grants by one or more of the Debtors, the 970 Debtors or the debtors under the Tower B Co. Plan (Tower B Co. or WFC Finco) (collec-tively, the "Chapter 11 Debtors") and/or to Chapter 11 Debtors, of ownership interests in and encumbrances affecting the Core Properties, in connection with the treatments provided in the Plan, (ii) the Tower D Financing, and (iii) transfers of vari-ous other assets by Chapter 11 Debtors into Liquidating Corp., in each case as the same may be further detailed in amendments to the Restructuring Transactions on or prior to the Effective Date.

      B.    The Plan Transfers Are Governed by the Exemptions
            Provided in Section 1146(c) of the Bankruptcy Code


            1. The Plan Transfers are necessary to effectuate the Plan. (Simon Affidavit, | 150).

            2.    Pursuant to paragraph 44 of the Restructuring
Transactions, as set forth in Schedule 18 of the Plan, the Tower D Financing requires that Tower D be encumbered by a mortgage in the amount of approximately $440,000,000.

            3. Pursuant to the Second Amended Plan, the Tower D Financing was to be implemented by, in part, the amendment, consolidation, and restatement of Tower D Co.'s existing mort-gage loan in the principal amount of $250,000,000, and the acquisition of the mortgagee's interest in such mortgage by the new secured lender, all in conformity with the Tower D Financ-ing as provided by the Plan. (Beltram Affidavit, | 3). Fur-ther, with respect to the balance of the Tower D mortgage to be given pursuant to the Tower D Financing, the Second Amended
Plan contemplated that Tower D Co. would assume (i) a portion of the U.S. Finco Mortgages currently encumbering the real property known as One Liberty Plaza and securing debt owed by Liberty Plaza Co., a New York limited partnership and a Debtor, and (ii) the DKB Mortgage Loan currently encumbering the real property known as 245 Park Avenue and securing debt owed by 245 Park Co., a New York general partnership and a Debtor. The
Second Amended Plan further contemplated that the mortgagees' positions in such restructured mortgage loans would then be transferred to the secured lender under the Tower D Financing. (Beltram Affidavit, | 4).

            4. The New York State and New York City mortgage recording taxes constitute a "stamp tax or similar tax" for purposes of section 1146(c) of the Bankruptcy Code.

            5. The mortgage that will be delivered and recorded on Tower D to secure the Tower D Financing constitutes the mak-ing or delivery of an instrument transferring an interest in property for purposes of section 1146(c) of the Bankruptcy
Code.

            6. Devco has funded and will continue to fund the costs associated with the Tower D Financing and will control and effect the consummation of the Tower D Financing because it is reasonably necessary to consummate the Plan.

            7. The Tower D Financing is the only effective means for the Debtors to realize the full value of their inter-est in Tower D. (Simon Affidavit, | 154).

            8. The Tower D Financing is for the benefit of the Debtors and their creditors. The Tower D Financing is neces-sary to fund the required payments to the Debtors' creditors under the Plan and, to the extent available, provides needed working capital for the Reorganized Debtors. (Simon Affidavit, | 152).

            9. The Tower D Financing is necessary to achieve a viable reorganized company. (Simon Affidavit, | 157).

            10. New York State and New York City have no objec-tion to the application of the exemption of section 1146(c) of the Bankruptcy Code to the Tower D Financing.

            11. Based on the above, the Court finds that, con-sistent with the requirements of section 1146(c) of the Bank-ruptcy Code, the Plan Transfers are not subject to taxation under any state or local law imposing a stamp, transfer or similar tax, including the New York State Real Estate Transfer Tax and the New York City Real Property Transfer Tax applicable to deeds, assignments of leases and interests in real property and the New York City and New York State Mortgage Recording Taxes applicable to mortgages.

      C. Tower B Equity. After giving effect to the satisfac-tion of claims arising from the Club Loan secured by pledges of partnership interests in Tower B of the World Financial Center, there is no value remaining in the equity of Tower B Co. that is owned by Devco GP to satisfy any subordinate pledge of Equity Interests in Tower B Co. given by Devco GP to Svenska Handelsbanken, as assignee.

      D.    Co-Proponent Distributions.

            1. Section 3 of the Plan relating to the distribu-tions to the Co-Proponents is fair and reasonable and the Co-Proponents are not receiving consideration under the Plan of a value greater than the Allowed amount of their Claims and Equity Interests and the Co-Proponents' Capital Infusion.

            2. The Co-Proponents have acted in good faith in negotiating, proposing and voting on the Plan, and the distri-butions to the Co-Proponents under the Plan are not subject to disallowance or disgorgement on any basis or for any reason.


                            CONCLUSIONS OF LAW

                                    I.

                          JURISDICTION AND VENUE

      A. Jurisdiction. Pursuant to sections 1334 and 157, title 28, United States Code, and the Standing Order of Refer-ral of Cases to Bankruptcy Judges of District Court Judge Rob-ert T. Ward dated July 10, 1984, this Court has jurisdiction to consider the motion of the Debtors and the Co-Proponents (collectively, the "Plan Proponents") to confirm the Plan. The Confirmation Hearing is a core proceeding under section

157(b)(2)(L), title 28, United States Code. The Debtors are entities eligible for relief under section 109 of the Bank-ruptcy Code.

      B. Venue. The principal place of business of each of the Debtors is New York, New York. Accordingly, venue in the
Southern District of New York, for the Reorganization Cases was proper as of the Petition Date pursuant to 28 U.S.C.
Section 1408 and continues to be proper.


                                    II.

                                  NOTICE

      A. The Court concludes that the Debtors complied with the April 23 Scheduling Order, the May 23 Scheduling Order, and the Disclosure Statement Order, in providing notice of the Dis-closure Statement Hearing and the Confirmation Hearing in the method and manner as prescribed in those orders and that all persons entitled to and required to receive notice of the Dis-closure Statement Hearing and the Confirmation Hearing pursuant to the Bankruptcy Code, applicable non-bankruptcy law, and the Local Bankruptcy Rules have received due, proper and adequate notice of such hearings and have had an opportunity to appear at and be heard at such hearings. Mullane v. Central Hanover Bank & Trust Co., 339 U.S. 306, 314, (1950).


                                   III.

                                SETTLEMENTS

      A. Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, all settlements and compromises incorporated in the Plan pursuant to section 1123(b)(3) are reasonable, fair and equitable and in the best interests of the Debtors' estates.

      B. This Court is required to make an independent deter-mination of the fairness to the Debtors and their estates of each of the settlements embodied in the Plan. See, e.g., Pro-tective Comm. for Indep. Stockholders of TMT Trailer Ferry,
Inc. v. Anderson, 390 U.S. 414, 424, reh'g denied, 391 U.S. 909
(1968); In re W.T. Grant Co., 699 F.2d 599, 605-06 (2d Cir.),
cert. denied, 464 U.S. 822 (1983).

      C. In approving each compromise and settlement of poten-tial claims, this Court has considered:

            1. the balance of the likelihood of success of claims asserted by the claimants against the likelihood of success of the defenses or coun-terclaims possessed by the Debtors;

            2. the balance of the likelihood of success of claims asserted by the Debtors against the like-lihood of success of the defenses or counter-claims possessed by the claimants;

            3. the complexity, cost and delay of litigation that would result in the absence of settlements;

            4. whether any creditor of the Debtors or other party in interest has objected to the settlement and the acceptance of the Plan by a substantial majority of the holders of claims; and

            5. the fact that the Plan, which give effect to the settlement, is the product of extensive arm's-length and good faith negotiations between and among the Plan Proponents and the claimants.


See, e.g., Drexel v. Loomis, 35 F.2d 800, 806 (8th Cir. 1929);
In re Texaco, Inc., 84 B.R. 893, 902 (Bankr. S.D.N.Y.), appeal dismissed, 92 B.R. 38 (S.D.N.Y. 1988); In re Lion Capital Group, 49 B.R. 163, 175 (Bankr. S.D.N.Y. 1985); In re Carla Leather, Inc., 44 B.R. 457, 466 (Bankr. S.D.N.Y. 1984), aff'd,
50 B.R. 764 (S.D.N.Y. 1985).

      D. Approval of a settlement does not require a "mini-trial" on the merits. See In re Blair, 538 F.2d 849, 851-852 (9th Cir. 1976); In re Int'l Distrib. Ctrs., Inc., 103 B.R. 420, 423 (S.D.N.Y. 1989); In re Tampa Chain Co., Inc., 70
B.R. 25, 26 (S.D.N.Y. 1987); In re Heissinger Resources Ltd., 67 B.R. 378, 383 (C.D. Ill. 1986); In re Holywell Corp., 93
B.R. 291, 295-296 (Bankr. S.D. Fla. 1988). Significantly, it is commonly accepted that in assessing the fairness of a com-promise or settlement embodied in a plan of reorganization, the court does not have to be convinced that the compromise or settlement is the best possible agreement or that the parties have maximized their recovery. Nellis v. Shugrue, 165 B.R. 115, 123 (S.D.N.Y. 1994) (the task of the bankruptcy judge is not to determine whether the settlement was the best that could have been obtained). Further, a judge is not required to assess the minutia of each and every claim being compromised in a settlement. (Id.).

      E. Each of the Plan Settlements falls within the range of reasonableness for the resolution of complex litigation, and is fair and equitable and in the best interests of the Debtors, their estates, and their creditors and Equity Interest holders. Each of the Plan Settlements has been negotiated at arm's-length and has been entered into in good faith. With limited funds available in the Debtors' estates, it is in the best interests of the Debtors to reach consensus amongst the major creditor groups. The Plan Settlements avoid costly and time-consuming litigation, paving the way toward achieving a successful reorganization of the Debtors. The Plan Settlements collectively remove substantial impediments to a successful restructuring and reorganization of the Debtors. The avoidance of long and complicated litigation is one of the principal rationales for entering into settlements with creditors. See In re Baldwin United Corp., 43 B.R. 888 (Bankr. S.D. Ohio 1984) (approving a compromise and finding that the value of a settle-ment was significantly enhanced and the Debtors received addi-tional value by eliminating the possibility of costly liti-gation). Moreover, approval of the Plan Settlements signifi-cantly reduces the risk of liquidation of the Debtors' estates, thereby preserving value for the benefit of the Debtors' credi-tors. See Exhibit "H" to the Disclosure Statement -- "Liquida-tion Analysis."

      F. Each of the Plan Settlements reflects a reasonable balance of the risk and expense of litigation against the bene-fits of early resolution of the disputes and issues addressed by each settlement. In re Teltronics Servs., Inc., 762 F.2d 185, 188-89 (2d Cir. 1985); In re W.T. Grant Co., 699 F.2d at
608; In re Int'l Distrib. Ctrs., Inc., 103 B.R. at 423.

      G. The transfers of the rights, interests and properties pursuant to each of the Plan Settlements are not being made for less than reasonably equivalent value, are not fraudulent as to any creditors of the Debtors, are not intended to hinder or delay any creditors of the Debtors, and are in the best interests of the Debtors, their estates, and their creditors and equity interest holders.


                                    IV.

               THE SUBSTANTIVE CONSOLIDATIONS UNDER THE PLAN
               ARE APPROPRIATE UNDER APPLICABLE LAW


      A. Legal Test. With respect to the legal grounds for substantive consolidation, in Union Savings Bank v. Augie/Restivo Baking Co., Ltd. (In re Augie/Restivo), 860 F.2d 515 (2d Cir. 1988), the Second Circuit Court of Appeals out-lined guidelines to assist courts in determining whether sub-stantive consolidation is appropriate in a particular case, each of which is a variant of the following two critical factors:

            (i) Whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit; or

            (ii) Whether the affairs of the debtors are so entan-gled that consolidation will benefit all creditors.


Augie/Restivo, 860 F.2d at 518 (emphasis added).

      B. The Court concludes that, based on the facts as set forth in the findings of fact herein, the existence of the three separate legal Entities that compromise the Consolidated OLP Entities was unknown and in effect "invisible" to the cred-itors of such Entities. Therefore, creditors did not rely on the separate credit of such Entities, and consolidation of such entities does not prejudice the rights of the creditors of those entities.

      C. The Court finds and concludes that, based on the facts as set forth in the findings of fact herein, the exis-tence of the three separate legal Entities that compromise the Consolidated 245 Entities was unknown and in effect "invisible" to the creditors of such Entities. Therefore, creditors did not rely on the separate credit of such Entities, and consoli-dation of such Entities does not prejudice the rights of the creditors of those Entities.

      D. The Court concludes that, based on the facts as set forth in the findings of fact herein, (i) creditors dealt with the Entities that comprise each of the consolidated groups of Entities under the Plan as a single economic unit and did not rely on their separate identities in extending credit, and (ii) the affairs of the Debtors that are to be substantively consol-idated under the Plan are so entangled that consolidation will benefit all creditors. (Id.).

      E. Accordingly, the Court concludes that the substantive consolidation of the Consolidated Devco Entities, Consolidated
Realty Corp. Entities, Consolidated OLP Entities, and Consoli-dated 245 Entities is appropriate under the circumstances.
(Id.).


                                    V.

               THE PROVISIONS OF THE PLAN GOVERNING THE
               RELEASES, INJUNCTION AND THE WAIVER OF
               CLAIMS ARE CONSISTENT WITH SECTIONS 105, 1129
               AND OTHER PROVISIONS OF THE BANKRUPTCY CODE


      A.    This Court has jurisdiction to approve the Release
Provisions, Injunction Provisions and waiver of Claims provi-sions in section 24.5 (the "Waiver of Claims") under sections
1334(a), (b) and (d), title 28, United States Code.

      B. Section 105(a) of the Bankruptcy Code permits the approval of the Release Provisions and Waiver of Claims and issuance of the Injunction, especially where, as here, such provisions are essential to the formulation and implementation of the Plan as provided in section 1123(a)(5) of the Bankruptcy Code, confer material benefits on the Debtors' estates and are in the best interests of holders of Claims against and Equity Interests in the Debtors.

      C. On the basis of the written record and the evidence presented at the Confirmation Hearing, this Court finds and concludes that it has jurisdiction to approve the Release Pro-visions, Injunction Provisions and Waiver of Claims, that such provisions of the Plan are consistent with section 105 and 1129 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code, and that they are in the best interests of the Debtors' estates. See A.H. Robins Co., Inc. v. Piccinin, 788 F.2d 994, 1002-03 (4th Cir.), cert. denied, 479 U.S. 876
(1986); In re Johns-Manville Corp., 801 F.2d 60, 63-64 (2d Cir.
1986).

      D. Any conclusion of law deemed to be a finding of fact shall be treated as such, and any finding of fact deemed to be a conclusion of law shall be treated as such.


                                    VI.

            COMPLIANCE WITH SECTION 1129 OF THE BANKRUPTCY CODE

      A.    Section 1129(a)(1) -- Compliance of the Plan with
            Applicable Provisions of the Bankruptcy Code.


            1. The Court finds and concludes that the Plan sat-isfies all the applicable provisions of the Bankruptcy Code.

            2.    Section 1123(a)(1) -- Designation of

                  Claims and Interests.

            Section 1123(a)(1) of the Bankruptcy Code provides that a plan must designate classes of claims and interests. In accordance with section 1123(a)(1) of the Bankruptcy Code, sec-tion 6 of the Plan designates classes of Claims against and Equity Interests in the various Debtors other than Administra-tive Expense Claims and Priority Tax Claims.12 The Plan ade-quately and properly classifies all Claims and Equity Interests and, accordingly, satisfies section 1123(a)(1) of the Bank-ruptcy Code.

            3.    Section 1122(a) -- Classification

                  a. Section 1122(a) of the Bankruptcy Code pro-vides that a plan may place a claim or interest in a particular class if such claim or interest is substantially similar to the other claims or interests of such class. A classification scheme satisfies section 1122(a) of the Bankruptcy Code when a reasonable basis exists for the classification scheme and the claims or interests within each particular class are substan-tially similar. See In re Boston Post Road Ltd. Partnership,
21 F.3d 477 (2d Cir. 1994), cert denied, 115 S. Ct. 897 (1995);



















_________________________
12    Classes of Administrative Expense Claims and Priority Tax
      Claims are not required to be designated pursuant to sec-tion 1123(a)(1) of the Bankruptcy Code.

In re Chateaugay Corp., 89 F.3d 942 (2d Cir. 1996); In re Jer-sey City Medical Ctr., 817 F.2d 1055, 1060-61 (3d Cir. 1987);
In re U.S. Truck Co., 800 F.2d 581, 586 (6th Cir. 1986); In re
LeBlanc, 622 F.2d 872, 879 (5th Cir. 1980).

                  b. In accordance with section 1122(a)(1) of the Bankruptcy Code, the Court concludes that section 6 of the Plan separately classifies Claims against and Equity Interests in the various Debtors together with Claims or Equity Interests that are substantially similar to the other Claims or Equity Interests of such class. The Plan accordingly satisfies sec-tion 1122(a) of the Bankruptcy Code.

            4.    Section 1122(b) -- Administrative
                  Convenience Class.


                  a. In accordance with section 1122(b) of the Bankruptcy Code, the convenience classes established in sec-tions 5.3 and 8.6 of the Plan are reasonable and necessary for administrative convenience.

            5.    Section 1123(a)(2) -- Specification
                  of Impaired Classes.

            Section 1123(a)(2) of the Bankruptcy Code provides that a plan must specify any class of Claims or Interests that is not impaired under the Plan. The Plan identifies impaired classes of Claims and Equity Interests and provides for their treatment. Section 17.2 of the Plan identifies each of Consol-idated Devco Class 1, Consolidated Realty Corp. Class 1, SF Holdings Class 1, Devco Canada Class 1, Equity Canada Class 1, Consolidated OLP Class 1, Tower A Co. Class 1, Tower Corp. Class 1, Consolidated 245 Class 1 and Tower B Leaseco Class 1 as unimpaired, and such classes are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code. Section 17.1 of the Plan provides that each of Tower Corp. Class 5 and Tower B Leaseco Class 5 will receive no dis-tribution under the Plan and, accordingly, each such class is conclusively deemed to have rejected the Plan pursuant to sec-tion 1126(g) of the Bankruptcy Code. Each of the remaining classes is identified under section 17.1 of the Plan as impaired. The Plan accordingly satisfies section 1123(a)(2) of the Bankruptcy Code.

            6.    Section 1123(a)(3) -- Specification of
                  Treatment of Impaired Claims and Interests.

            Section 1123(a)(3) of the Bankruptcy Code provides that a plan must specify the treatment of each impaired class of Claims and Equity Interests. Sections 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 of the Plan specify the treatment of each impaired class of Claims and Equity Interests. The Plan accordingly satisfies section 1123(a)(3) of the Bankruptcy Code.

            7. Section 1123(a)(4) -- Same Treatment Within Each Class Unless Agrees to Different Treatment.

            Section 1123(a)(4) of the Bankruptcy Code requires a plan to provide the same treatment for each claim or interest of a particular class, unless the holder of the claim or inter-est agrees to less favorable treatment of such particular claim or interest. With respect to each class of Claims and Equity Interests under the Plan other than Consolidated Devco Class 11 and Consolidated 245 Class 8, the Plan provides the same treat-ment for each Claim or Equity Interest in such class. Consoli-dated Devco Class 11 has two subclasses: Subclass 7.11.1 pro-vides the treatment for the holders of Unaffiliated Unsecured Claims and Subclass 7.11.2 provides the treatment for Co-Proponent Unsecured Claims. In respect of Consolidated
Devco Class 11, the Co-Proponents have agreed to accept less favorable treatment in order to provide the distributions to holders of Unaffiliated Unsecured Claims. Consolidated 245 has two subclasses: Subclass 15.8.1 provides the treatment for JMB's Equity Interest in 245 Park Co., and Subclass 15.8.2 pro-vides the treatment for the Equity Interests of 245 Holding LP, 245 Corp. and Equityco in 245 Park Co. Each of JMB and 245

Holding LP, 245 Corp. and Equityco have agreed to their respec-tive treatments in Consolidated 245 Class 8. The Plan accord-ingly satisfies section 1123(a)(4) of the Bankruptcy Code.

            8.    Section 1123(a)(5) -- Means of Implementation

                  a. Section 1123(a)(5) of the Bankruptcy Code provides that a plan must provide adequate means for its imple-mentation. Section 18 of the Plan and the Restructuring Trans-actions described in Schedule 18 to the Plan provide adequate means for implementation of the Plan. Those provisions relate to, among other things: (i) the Restructuring Transactions;
(ii) the distribution of property of the Debtors' estates to those having an interest in such property of the estate; and
(iii) the amendment to any one or more of the Debtors' certifi-cates or articles of incorporation, by-laws or codes of regula-tions or other similar constituent documents.

                  b. Section 23.2 of the Plan provides adequate means for implementation of the Plan relating to the revesting of assets in Newco LP free and clear of all Liens, Claims and encumbrances. Each of the settlements in section 4 of the Plan and each of the provisions in sections 7 through 16 of the Plan, relating to the treatment of Secured Claims, together with sections 23.2 and 24 of the Plan, provide adequate means for the implementation of the Plan relating to (i) the satis-faction and/or modification of any existing Liens, and (ii) the refinancing or curing of defaults and extension of the Debtors' mortgage indebtedness. The Plan accordingly satisfies section 1123(a)(5) of the Bankruptcy Code.

            9.    Section 1123(a)(6) -- Prohibition Against the
                  Issuance of Nonvoting Equity Securities.


                  a. Section 1123(a)(6) of the Bankruptcy Code requires a plan to provide for the inclusion in the charter of the debtor, if the debtor is a corporation, or of any corpora-tion to which the debtor transfers all or any part of the debt-or's estate or with which the debtor has merged or consoli-dated, of a provision prohibiting the issuance of non-voting equity securities.

                  b. Section 1123(a)(6) is not applicable to those Debtors, successors in interest to the Debtors (including Newco LP), and Entities to which property of the Debtors is being transferred to under the Plan, which are partnerships or limited liability companies, because such Entities do not have corporate charters. See Butters v. Mountain Side Holdings, Inc. (In re Mountain Side Holdings, Inc.), 142 B.R. 421, 423 (D. Colo. 1992) (section 1123(a)(6) does not apply to limited partnerships); In re Sovereign Group, 1984-21 Ltd., 88 B.R. 325, 328 (Bankr. D. Colo. 1988) (section 1123(a)(6) does not apply to partnerships).

                  c. Section 1123(a)(6) of the Bankruptcy Code also requires a plan to provide, as to the several classes of securities of the reorganized Entity possessing voting power, for an appropriate distribution of power among such classes in accordance with section 1123(a)(6) of the Bankruptcy Code. The Plan accordingly satisfies section 1123(a)(6) of the Bankruptcy Code.

            10.   Section 1123(a)(7) -- Selection of
                  Officers and Directors.


            Section 1123(a)(7) of the Bankruptcy Code requires that the manner of selection of any director, officer or trus-tee of the reorganized debtor, or any successor to such offi-cer, director or trustee, be consistent with the interests of creditors and equity interest holders and with public policy. In accordance with section 1123(a)(7) of the Bankruptcy Code, section 18.1 of the Plan provides that Newco LP will be gov-erned by Managing GP, which will hold a 1% general partner interest in Newco LP. The business and affairs of Managing GP will be managed by and under the direction of its board of directors, which will have ten (10) members. The Chief Execu-tive Officer of Managing GP will be a member of this board.
The certificate of incorporation of Managing GP will provide for cumulative voting in any election of directors. In addi-tion, the Co-Proponents (or Affiliates designated by them) will become stockholders of Managing GP on the Effective Date and will enter into a stockholders' agreement setting forth, among other things, the rights of such parties with respect to the nomination and election of directors of Managing GP. The Plan accordingly satisfies section 1123(a)(7) of the Bankruptcy Code.

            11.   Section 1123(b)(1) -- Impairment

                  Section 17 of the Plan impairs or leaves unimpaired, as the case may be, each class of Claims or Equity
Interests.

            12.   Section 1123(b)(1) -- Executory Contracts and
                  Unexpired Leases_____________________________


            a. The assumption of the executory contracts and unexpired leases being assumed under the Plan listed on Sched-ule 21.1 thereof, as such schedule has been amended from time to time, and in the Surviving Documents Agreement is (i) in the best interests of the Debtors, their estates, and their creditors and Equity Interest holders, (ii) within the Debtors' sound business judgment, and (iii) is necessary to the imple-mentation of the Plan.

            b. The rejection of the executory contracts and unexpired leases being rejected under the Plan is (i) in the best interests of the Debtors, their estates, and their credi-tors and Equity Interest holders, (ii) within the Debtors' sound business judgment, and (iii) necessary to the implementa-tion of the Plan.

            13. Section 1123(b)(3) -- Retention, Enforcement and Settlement of Claims Held by the Debtors________


                  a. Section 4 of the Plan provides provisions for the settlement of various Claims. A detailed discussion of each of the settlements incorporated in the Plan (the "Plan
Settlements") is set forth herein.

                  b. Section 24.5 of the Plan provides that, as of the Effective Date, the Debtors waive the right to prosecute and release, on behalf of themselves and their respective estates, any avoidance or recovery actions under sections 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy
Code or any other Causes of Action, or rights to payment of Claims, that belong to or could have been raised by or on behalf of the Debtors or Debtors in Possession or their respec-tive estates, other than or in connection with any such actions that were commenced on or before the Effective Date. Newco LP, as a successor to the Debtors, shall retain and may prosecute any such actions that may be pending on the Effective Date. However, nothing in section 24.5 of the Plan shall be deemed to waive any right of any Debtor or Debtor in Possession to assert avoidance or recovery actions under sections 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or any other Causes of Action defensively, including by way of setoff, recoupment or counterclaim.

            14.   Section 1123(b)(6) -- Other Provisions Not
                  Inconsistent with Applicable Provisions
                  of the Bankruptcy Code.


            The Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code.

      B.    Section 1129(a)(2) -- Compliance with
            Applicable Provisions of the Bankruptcy Code.


            1. The Plan Proponents and their respective direc-tors, officers, employees, agents, and professionals have acted in "good faith" within the meaning of sections 1125(e), 1126(e) and 1129(a)(3) of the Bankruptcy Code.

            2. The Plan Proponents have complied with the pro-visions of the Bankruptcy Code, the Bankruptcy Rules, appli-cable non-bankruptcy law, the Local Bankruptcy Rules and the specific rules of this Court throughout the Reorganization
Cases.

            3. The solicitation of votes from holders of Claims and Equity Interests was made following approval and dissemina-tion of the Disclosure Statement to holders of Claims and Equity Interests in classes that are impaired under the Plan, and was made in good faith and in compliance with the appli-cable provisions of the Bankruptcy Code and the Bankruptcy
Rules. The Ballots of holders of Claims and Equity Interests entitled to vote on the Plan were properly solicited and tabu-lated. (Stevenson Affidavit).

            4. The Plan Proponents have complied with all orders of this Court and have fulfilled all of the obligations and duties owed to their respective estates as required by and set forth in sections 1107 and 1108 of the Bankruptcy Code. The Plan Proponents have accordingly satisfied section 1129(a)(2) of the Bankruptcy Code.

            5. Section 1129(a)(2) of the Bankruptcy Code requires the proponent of a plan to comply with all of the applicable provisions of the Bankruptcy Code. The Plan Propo-nents have complied with all applicable provisions of the Bank-ruptcy Code, as required by section 1129(a)(2) of the Bank-ruptcy Code, including provisions governing notice, disclosure and solicitation in connection with the Plan, the Disclosure Statement, and all other matters considered by this Court in connection with the Reorganization Cases. See In re Johns-Manville Corp., 68 B.R. 618, 630 (Bankr. S.D.N.Y. 1986), aff'd in part, rev'd in part, 78 B.R. 407 (S.D.N.Y. 1987), aff'd sub nom. Kane v. Johns-Manville Corp., 843 F.2d 636 (2d Cir. 1988); In re Toy & Sports Warehouse, Inc., 37 B.R. 141, 149 (Bankr. S.D.N.Y. 1984); H.R. Rep. No. 595, 95th Cong., 1st
Sess. 412 (1977); S. Rep. No. 989, 95th Cong. 2d Sess. 126
(1978).

            6. Good, sufficient and timely notice of the Con-firmation Hearing and all other hearings in these Reorganiza-tion Cases has been given to all holders of Claims and Equity Interests and all other parties in interest to whom notice was required to have been given.

      C.    Section 1129(a)(3) -- Proposal of the
            Plan in Good Faith.


            1. Section 1129(a)(3) of the Bankruptcy Code states that a plan must be proposed in good faith and not by any means forbidden by law. See Kane v. Johns-Manville Corp., 843 F.2d
636, 649 (2d Cir. 1988); Koelbl v. Glessing (In re Koelbl), 751 F.2d 137, 139 (2d Cir. 1984) (quoting Manati Sugar Co. v. Mock,
75 F.2d 284 (2d Cir. 1935)); In re Texaco Inc., 84 B.R. 893,
899 (Bankr. S.D.N.Y.), appeal dismissed, 92 B.R. 38 (S.D.N.Y.
1988).

            2. The Plan was proposed in good faith and not by any means forbidden by law.

      D.    Section 1129(a)(4) -- Bankruptcy Court
            Approval of Certain Payments as Reasonable.


            1. Section 1129(a)(4) -- Bankruptcy Code requires that all payments made or to be made by the plan proponent, by the debtor or by a person issuing securities or acquiring prop-erty under the plan, for services or for costs and expenses in or in connection with the case, or in connection with the plan and incident to the case, have been approved by, or are subject to the approval of, the court as reasonable.

            2. Each of the Employment Contracts and the compen-sation provided therein are approved as within the Debtors' sound business judgment.

            3. Section 5 of the Plan provides that all payments to professionals will be (i) subject to review and approval by this Court upon final application pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code, or
(ii) paid in accordance with prior orders of this Court approv-ing the retention of certain professionals. The Plan accord-ingly satisfies section 1129(a)(4) of the Bankruptcy Code.

      E.    Section 1129(a)(5) -- Disclosure of Identity and
            Affiliations of Proposed Management, Compensation of
            Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy.


            1. The Debtors have disclosed in the Disclosure Statement, and in evidence presented at the Confirmation Hear-ing, the identity of the individuals who will hold positions with the Debtors or their successors after confirmation of the Plan and have shown that the service of such individuals is consistent with the interests of creditors and Equity Interest holders and with public policy.

            2.    The Debtors have disclosed in the Disclosure
Statement and in evidence presented at the Confirmation

Hearing, the identity of any insider who will be employed or retained by Newco LP and the nature of any compensation for such insider. The Plan accordingly satisfies section
1129(a)(5) of the Bankruptcy Code.

      F.    Section 1129(a)(6) -- Approval of Rate Changes.

            Section 1129(a)(6) of the Bankruptcy Code requires a debtor to obtain the approval of any governmental regulatory commission, with jurisdiction over the debtor, with respect to any rate changes provided for in the debtor's plan of reorgani-zation. The Plan does not provide for any changes in rates that require regulatory approval of any governmental agency.
The Plan accordingly satisfies section 1129(a)(6) of the Bank-ruptcy Code.

      G.    Section 1129(a)(7) -- Best Interests of Creditors.

            1. Section 1129(a)(7) of the Bankruptcy Code requires each creditor or equity interest holder in an impaired class must either have voted to accept the plan of reorganiza-tion, or will receive or retain under such plan on account of such claim or interest property of a value, as of the effective date of such plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code. See In re Crowthers McCall Pattern, Inc., 120 B.R. 279, 297 (Bankr. S.D.N.Y. 1990).

            2. Based on the evidence presented at the Confirma-tion Hearing and the Financial Appendix to the Disclosure Statement, with respect to each impaired class of Claims or Equity Interests for each Debtor, each holder of a Claim or Equity Interest will receive or retain under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the debtor were liqui-dated on the Effective Date under chapter 7 of the Bankruptcy Code. The Plan accordingly satisfies section 1129(a)(7) of the Bankruptcy Code.

      H.    Section 1129(a)(8) -- Acceptance of the Plan by Each
            Impaired Class._____________________________________


            1. Section 1129(a)(8) of the Bankruptcy Code requires that, with respect to each class of claims or inter-ests under a plan, such class has either accepted the plan or is not impaired under the plan.

            2.    With the exception of Consolidated Devco
Class 7, Tower Corp. Class 5 and Tower B Leaseco Class 5 (which classes are deemed to have not accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code), all classes of Claims and Equity Interests under the Plan have either voted to accept the Plan or are not impaired under the Plan.

            3. The treatment provided to the holders of Claims and Equity Interests in Consolidated Devco Class 7, Tower Corp. Class 5 and Tower B Leaseco Class 5 complies with the require-ments of section 1129(b) of the Bankruptcy Code. The Plan accordingly satisfies the requirements of section 1129(a)(8) of the Bankruptcy Code.

      I.    Section 1129(a)(9) -- Treatment of Claims
            Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code.


            1. Section 1129(a)(9) of the Bankruptcy Code pro-vides for certain mandatory treatment of claims entitled to priority under the Bankruptcy Code. Section 5.1 of the Plan provides that each holder of an Administrative Expense Claim will be paid in Cash (i) in full upon the later of (a) the Effective Date and (b) the date that is ten (10) Business Days after an order of the Bankruptcy Court with respect to such Administrative Expense Claims becomes a Final Order or
(ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and any of the Debtors. As required by section 1129(a)(9)(B) of the

Bankruptcy Code, sections 7.1, 8.1, 9.1, 10.1, 11.1, 12.1,
13.1, 14.1, 15.1 and 16.1 of the Plan provide that each holder of a Priority Non-Tax Claim that is an Allowed Claim will be paid in Cash in full on the Effective Date. Consistent with section 1129(a)(9)(C) of the Bankruptcy Code, section 5.2 of the Plan provides that, on the Effective Date: (i) with respect to each Debtor or substantively consolidated group of Debtors (other than Tower B Leaseco), each holder of an Allowed Priority Tax Claim shall be distributed on account of such Allowed Priority Tax Claim a Tax Note from such Debtor or sub-stantively consolidated group of Debtors, or the successor(s) in interest thereto, that complies with the requirements of section 1129(a)(9)(C) of the Bankruptcy Code or such other, more favorable treatment as the Debtors in their sole discre-tion shall elect; and (ii) each holder of an Allowed Priority Tax Claim against Tower B Leaseco shall receive a payment in Cash equal to the amount of such Allowed Priority Tax Claim. The Plan accordingly satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

      J.    Section 1129(a)(10) -- Acceptance by at
            Least One Impaired Class.


            1. Section 1129(a)(10)) of the Bankruptcy Code pro-vides that at least one impaired class of claims must accept a plan of reorganization, determined without including any accep-tance of such plan by any insider. With the exception of Con-solidated Devco Class 7, Tower Corp. Class 5 and Tower B
Leaseco Class 5 (which classes are deemed to have not accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code), all classes of Claims and Equity Interests under the Plan have either voted to accept the Plan or are not impaired under the Plan.

            2. Sterling National, the only holder of a Claim in Consolidated Devco Class 7, failed to vote on the Debtors' Plan and, thus, has not accepted the Plan. As indicated in the Stevenson Affidavit, and as reflected in the record of the Con-firmation Hearing, each respective plan constituting this Plan satisfies section 1129(a)(10) of the Bankruptcy Code because at least one impaired class in each such Plan has voted to accept the Plan determined without including any acceptance of the Plan by an insider holding a Claim in each such class.
(Stevenson Affidavit, | 40). The Plan accordingly satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code.

            3. Notwithstanding the lack of compliance with sec-tion 1129(a)(8) of the Bankruptcy Code with respect to Consoli-dated Devco Class 7, the Plan is confirmable because, as is set forth more fully in the Findings of Fact, the Plan satisfies the requirement of section 1129(b) of the Bankruptcy Code with respect to such classes.

      K.    Section 1129(a)(11) -- Feasibility of the Plan.

            1. Section 1129(a)(11) of the Bankruptcy Code requires that a plan be "feasible", and that the debtor or its successor under such plan is not likely to require liquidation or further financial reorganization, except as provided under such plan. In re Texaco, Inc., 84 B.R. 893, 907 (Bankr. S.D.N.Y. 1988), appeal dismissed, 92 B.R. 38 (Bankr. S.D.N.Y.
1988) (citing In re Johns-Manville Corp., 68 B.R. 618, 635 (Bankr. S.D.N.Y. 1986), aff'd in part, 78 B.R. 407 (S.D.N.Y.
1987), aff'd sub nom. Kane v. Johns-Manville Corp., 843 F.2d 636 (2d Cir. 1988)); In re Clarkson, 767 F.2d 417, 420 (8th
Cir. 1985) (citing Chase Manhattan Mortgage and Realty Trust v. Bergman (In re Bergman), 525 F.2d 1171, 1179 (2d Cir. 1978)).

            2. On the basis of information presented in the Plan, at the Confirmation Hearing, in the various affidavits in support of confirmation of the Plan, and as detailed in the Disclosure Statement, this Court concludes that confirmation of the Plan is not likely to be followed by the liquidation of, or the need for further financial reorganization of, any of the

Debtors, except to the extent that such liquidation is required by or contemplated under the Plan. The Plan accordingly satis-fies the requirements of section 1129(a)(11) of the Bankruptcy
Code.

      L.    Section 1129(a)(12) -- Payment of Bankruptcy Fees.

            1. Section 1129(a)(12) of the Bankruptcy Code requires that either all fees payable under section 1930, title 28, United States Code, as determined by the court at the hearing on confirmation of the plan, have been paid or that the plan provides for the payment of all such fees on the effective date of the plan.

            2. Section 26.1 of the Plan provides that all fees payable pursuant to section 1930, title 28, United States Code, shall be paid by Newco LP on the Effective Date. The Plan accordingly satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code.

      M.    Section 1129(a)(13) -- Retiree Benefits.

            1. Section 1129(a)(13) of the Bankruptcy Code requires the continuation of payment of all retiree benefits, at the level established pursuant to section 1114 of the Bank-ruptcy Code at any time prior to confirmation of the plan, for the duration of the period for which the debtor has obligated itself to provide such benefits.

            2. Section 26.2 of the Plan provides that on and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, Newco LP or its designee shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with subsection (e)(1)(B) or (g) of section 1114 of the Bank-ruptcy Code, at any time prior to the Confirmation Date for the duration of the period that any of the Debtors has obligated itself to provide such benefits to any Retiree under any Retiree Benefit Plan. The Plan accordingly satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.

      N.    Bankruptcy Rule 3016(b).

            1. The Plan is dated and identifies the Entities submitting the Plan.

      O.    Section 1129(b) -- Confirmation of the Plan
            Over the Nonacceptance of Certain Impaired Classes.


            1. The Plan satisfies the requirements of 1129(b) of the Bankruptcy Code because, with respect to each class of Claims and Equity Interests that has failed to accept the Plan

(Consolidated Devco Class 7) or is deemed to not have accepted the Plan (Tower Corp. Class 5 and Tower B Leaseco Class 5), the
Plan does not discriminate unfairly and is fair and equitable with respect to such classes.

            2.    The Court finds and concludes that Sterling
National is fully provided for under the Plan, and pursuant to section 1129(b)(2)(A)(iii) will realize the indubitable equiva-lent of its Claims. The Plan accordingly satisfies the requirements of section 1129(b) of the Bankruptcy Code.

      P.    Section 1129(d) -- Tax Avoidance.

            1. There has been no objection filed by any govern-mental entity alleging that the principal purpose of the Plan is the avoidance of taxes or avoidance of the requirements of section 5 of the Securities Act of 1933, as amended.

                                   VII.

                 EXECUTORY CONTRACTS AND UNEXPIRED LEASES


      A. Pursuant to section 1123(b)(2) of the Bankruptcy Code and section 21.1 of the Plan, as of the Effective Date, all executory contracts and unexpired leases to which the Debtors are party are rejected, except for those executory contracts or unexpired leases that (a) have been assumed pursuant to Final

Order of this Court prior to the Confirmation Date, (b) are listed on Schedule 21.1 to the Plan, (c) are the subject of a separate motion filed under section 365 of the Bankruptcy Code by any of the Debtors and pending on the Confirmation Date or
(d) have Merrill Lynch as a party and appear in the Surviving Documents Agreement, which agreement is to be executed on the Effective Date.

      B. The Debtors' decisions regarding the assumption and assignment of the executory contracts and unexpired leases are based on and are within the sound business judgment of the Debtors, are necessary to the implementation of the Plan, and are in the best interests of the Debtors, their estates, and their creditors and equity interest holders. NLRB v. Bildisco & Bildisco, 465 U.S. 513, 523 (1984); Control Data Corp. v. Zelman (In re Minges), 602 F.2d 38, 42 (2d Cir. 1979).

                                   VIII.

              THE TRANSFERS OF PROPERTIES UNDER THE PLAN ARE
              GOVERNED BY THE EXEMPTIONS PROVIDED IN SECTION
                      1146(c) OF THE BANKRUPTCY CODE


      A. In order to qualify for a section 1146(c) exemption, "the underlying tax (1) must be a stamp tax or similar tax,
(2) imposed upon the making or delivery of an instrument trans-ferring an interest in property, and (3) in connection with a confirmed bankruptcy Plan." In re Kerner Printing Co., Inc., 188 B.R. 121, 124 (Bankr. S.D.N.Y. 1995) (citing City of N.Y.
v. Baldwin League of Indep. Schs. (In re Baldwin League of Indep. Schs.), 110 B.R. 125, 126 (S.D.N.Y. 1990) (Kram, J.)
(affirming an oral opinion by Blackshear, B.J.); (In re Amsterdam Ave. Dev. Assocs., 103 B.R. 454, 456 (Bankr. S.D.N.Y.
1989) (Buschman, B.J.). Each of the Plan Transfers satisfies the above-listed criteria.

      B. In accordance with section 1146(c) of the Bankruptcy Code, the transfer or vesting of any real or personal property or the granting of any security interests in property in accor-dance with the Plan or the Confirmation Order pursuant to the Plan Transfers described above are not subject to taxation under any state or local law imposing a stamp, transfer or similar tax, including the New York State Real Estate Transfer Tax and the New York City Real Property Transfer Tax applicable to deeds, assignments of leases and interests in real property and the New York City and New York State Mortgage Recording Taxes applicable to mortgages. In re 995 Fifth Ave. Assocs., L.P., 963 F.2d 503 (2d Cir. 1992), cert. denied 506 U.S. 97.

                                    IX.

                         MODIFICATIONS TO THE PLAN

      A. The notice provided by the Plan Proponents of the modifications to the Plan was adequate and appropriate under the circumstances and, accordingly, shall be, and hereby is approved. The Plan Modifications comply in all respects with section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, Local Bankruptcy Rule 3019-1, and all other provisions of the Bankruptcy Code. No additional disclosure under section 1125 of the Bankruptcy Code is required with respect to the Modifi-cations. Accordingly, pursuant to section 1127 of the Bank-ruptcy Code and Bankruptcy Rule 3019, all holders of Claims and Equity Interests that have accepted or are conclusively pre-sumed to have accepted the Plan are deemed to have accepted the Modifications to the Plan.

Dated:  New York, New York
         September 20, 1996



                                    /s/ James L. Garrity, Jr.
                                    ------------------------------
                                    United States Bankruptcy Judge